UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

Dear Stockholder:

It is our pleasure to invite you to the Annual Meeting of Stockholders (the “Annual Meeting”) of National Financial Partners Corp. (the “Company”). The Annual Meeting will be held at 10:00 a.m. EDT on Wednesday, May 16, 2007 at the Hilton New York, Concourse G, 1335 Avenue of the Americas, New York, NY 10019.

At our Annual Meeting you will be asked to vote on the election of the Company’s Board of Directors and the ratification of the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The formal Notice of Annual Meeting and Proxy Statement follow and contain additional information regarding the matters to be acted on at the Annual Meeting.

We are very pleased that Mr. R. Bruce Callahan, the former Chairman and Chief Executive Officer of NFP Insurance Services, Inc. and a former member of the Company’s Board of Directors, is a new nominee for the Board of Directors this year. Mr. Callahan has 43 years of financial services and insurance industry experience and has been affiliated with the Company since its inception. The Company’s Board of Directors believes his experience, industry expertise and leadership would greatly benefit the Company.

Mr. Marc E. Becker, who has served on the Company’s Board of Directors since 1999, will not be standing for reelection at the Annual Meeting, and his term on the Board of Directors will end in May. The Company is very grateful to Mr. Becker for his many valuable contributions to the success of the Company and will miss his participation.

If you were a stockholder of record at the close of business on March 22, 2007, you are entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on March 22, 2007 will be available for inspection during ordinary business hours at the Company’s offices located at 787 Seventh Avenue, 11th Floor, New York, NY 10019, from May 4, 2007 until the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Your vote is important. It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings and regardless of whether or not you plan to attend the Annual Meeting in person. Accordingly, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope to ensure that your shares will be represented. Alternatively, you may be able to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services, if available to you, can be found on the enclosed Proxy Card or voting instruction form. By following these instructions, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may of course do so.

Attendance at the Annual Meeting. Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Stockholders holding stock through a broker, bank or other nominee (“street name” holders) will need to bring a copy of a brokerage or other similar statement reflecting stock ownership as of the close of business on March 22, 2007. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Thank you for your participation in these initiatives.

Sincerely,

Jessica M. Bibliowicz
Chairman, President and
Chief Executive Officer

April 11, 2007

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 16, 2007

To the Stockholders of

NATIONAL FINANCIAL PARTNERS CORP.:

The Annual Meeting of Stockholders of National Financial Partners Corp., a Delaware corporation (the “Company”), will be held on Wednesday, May 16, 2007, at 10:00 a.m. EDT, at the Hilton New York, Concourse G, 1335 Avenue of the Americas, New York, NY 10019, for the following purposes:

(1)	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

(3)	To transact such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of the Company’s common stock at the close of business on March 22, 2007 will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

WE ASK THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY VOTE EITHER BY MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE. SIGNING AND RETURNING THE PROXY CARD WILL NOT PROHIBIT YOU FROM ATTENDING THE ANNUAL MEETING. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS FOR GUIDANCE ON VOTING BY TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Douglas W. Hammond
Executive Vice President,
General Counsel and Corporate Secretary

April 11, 2007

PROXY STATEMENT TABLE OF CONTENTS

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

PROXY STATEMENT

Annual Meeting of Stockholders

Wednesday, May 16, 2007

INTRODUCTION

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being furnished to the holders of common stock, par value $0.10 per share (“Common Stock”) of National Financial Partners Corp. (“NFP” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hilton New York, Concourse G, 1335 Avenue of the Americas, New York, NY 10019, on Wednesday, May 16, 2007, at 10:00 a.m. EDT, and at any adjournments or postponements thereof. These proxy materials are being distributed on or about April 11, 2007 to stockholders of record at the close of business on March 22, 2007 of the Company’s Common Stock.

If you are a “holder of record” (that is, if your shares are registered in your own name with NFP’s transfer agent), you may vote by using the enclosed Proxy Card. The Board of Directors has designated the officers of NFP named on the proxy card as proxies. A stockholder who wishes to appoint another person as his or her proxy at the Annual Meeting may do so by completing and delivering a different form of proxy to the Company. You must sign and date the Proxy Card and return it in the enclosed postage paid envelope. As a holder of record, you may also vote by telephone, or electronically through the Internet, by following the instructions included with your Proxy Card. If you are a holder of record and attend the Annual Meeting, you may deliver your completed Proxy Card in person.

If you hold your shares in “street name” (that is, if you hold your shares through a broker, bank or other nominee), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other nominee to see which voting options are available to you. If you want to vote in person at the Annual Meeting and hold your shares in street name, you must obtain an additional proxy from your bank, broker or other nominee authorizing you to vote. You must bring the additional proxy to the Annual Meeting.

If you would like to change your vote, you should:

•	Send in a new Proxy Card with a later date; or

•	Cast a new vote by telephone or through the Internet.

If you vote your proxy before the Annual Meeting, you may still attend the Annual Meeting, and if the Company is able to verify that you are a holder of record, you may change your previously submitted proxy by voting again in person. The last proxy properly submitted by you before voting is closed at the Annual Meeting will be counted. If you wish to revoke rather than change your vote, the Company must receive a written revocation prior to the closing of the vote at the Annual Meeting. A written revocation must be sent to the Corporate Secretary at National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019. Revocation by written notice to the Corporate Secretary of the Company, or a vote change by submission of a later proxy, will not affect a vote on any matter that is taken by the Company prior to the receipt of the notice or later proxy. A stockholder’s mere presence at the Annual Meeting will not change or revoke the appointment of such stockholder’s proxy. If not changed or revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder.

Unless you give other instructions on your Proxy Card, or, if available, by telephone or through the Internet, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are set forth below together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	FOR the election of the slate of directors described in this Proxy Statement (Proposal I); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year (Proposal II).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion.

The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated an independent third party, Mellon Investor Services LLC (“Mellon”), to receive and tabulate stockholder proxy votes. Stockholder votes on any particular issue will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of a vote of a stockholder is expressly requested by such stockholder or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

This solicitation is being made by NFP. All expenses incurred in connection with this solicitation will be borne by NFP. Directors, officers and other employees of NFP also may solicit proxies, without additional compensation, by telephone, in person or otherwise. In addition, the Company requests that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by such persons and agrees to reimburse such persons and the Company’s transfer agent for reasonable out-of-pocket expenses incurred in forwarding such materials upon request.

VOTING SECURITIES

Stockholders of record of Common Stock at the close of business on March 22, 2007, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote with respect to each matter properly brought before the Annual Meeting. On March 22, 2007, 180,000,000 shares of Common Stock were authorized, 41,175,890 shares of Common Stock were issued and 37,604,510 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the stockholders of record of a majority of the outstanding shares of Common Stock shall constitute a quorum for the transaction of business at the Annual Meeting. Thus, the presence in person or by proxy of holders of at least 18,802,256 shares of Common Stock shall be required to establish a quorum.

Votes Required

Proxies received but marked as “abstain” or “withhold authority” and broker non-votes will be included in the calculation of the number of votes considered to be “present” at the Annual Meeting for determining whether a quorum exists. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner. In the event of a broker non-vote with respect to any proposal properly brought before the Annual Meeting, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed a vote cast on that proposal and will have no effect on the outcome of the vote.

Proposal I. Election of Directors. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required for the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld with respect to the election of one or more nominees will have the same effect as a vote against such nominee or nominees.

Proposal II. Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. An abstention from voting on this matter will be counted as a vote cast with respect to this proposal and will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table lists stockholders that are known to the Company to beneficially own more than 5% of the Company’s outstanding Common Stock as of March 31, 2007. As of March 31, 2007, 37,604,510 shares of Common Stock were outstanding.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Janus Capital Management LLC(2) 151 Detroit Street Denver, CO 80206	2,572,993	6.8%

The Baron Group(3) 767 Fifth Avenue New York, NY 10153	2,397,990	6.4%

Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	2,189,100	5.8%

The Atticus Group(5) 152 West 57th Street, 45th Floor New York, NY 10019	2,065,600	5.5%

(1)	Beneficial ownership is a term broadly defined under Securities and Exchange Commission (“SEC”) rules and regulations.
(2)	The information contained in this table is based on the Schedule 13G filed with the SEC on February 14, 2007 by Janus Capital Management LLC (“Janus”). Janus has an indirect 82.5% ownership stake in Enhanced Investment Technologies LLC (“Intech”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Due to this ownership structure, holdings for Janus, Perkins Wolf and Intech are aggregated for purposes of this table. Janus, Perkins Wolf and Intech are registered investment advisers, each furnishing investment advice to various investment companies registered under the Investment Company Act of 1940 and to individual and institutional clients (collectively, the “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus may be deemed to be the beneficial owner of 2,572,993 shares of Common Stock held by such Managed Portfolios. Janus does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.
(3)	The information contained in this table is based on the Schedule 13G filed with the SEC on February 14, 2007 by Baron Capital Group, Inc. (“BCG”), BAMCO Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Mr. Baron”). The amount disclosed represents shares beneficially held by BAMCO (2,324,390) and BCM (73,600). BCG and Mr. Baron are parent holding companies in accordance with the Investment Advisers Act of 1940 and BAMCO and BCM are Investment Advisers registered under the Investment Advisers Act of 1940. BCG and Mr. Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Mr. Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The advisory clients of BAMCO and BCM have the right to receive, or the power to direct the receipt of funds from, or the proceeds from the sale of, the shares of Common Stock in their accounts.
(4)	The information contained in this table is based on Schedule 13G filed with the SEC on February 14, 2007 by Wellington Management Company, LLP (“Wellington”). Wellington is an investment adviser and, in its capacity as investment adviser, may be deemed to beneficially own 2,189,100 shares of Common Stock which are held of record by clients of Wellington. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.
(5)	The information contained in this table is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007 which amends the Schedule 13G filed with the SEC on October 30, 2006 by Atticus Capital LP (“Atticus Capital”), Atticus Management LLC (“Atticus Management”) and Timothy R. Barakett (“Mr. Barakett”). Each of Atticus Capital, Atticus Management and Mr. Barakett may be deemed to be the beneficial owner of the shares reported above.

Named Executive Officers, Directors and Nominees

The following table lists the beneficial ownership of Common Stock, as of March 31, 2007, by each director, director nominee and each Named Executive Officer (as hereinafter defined) as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address*	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Named Executive Officers(2), Directors and Nominees
Jessica M. Bibliowicz(3)	659,654	1.8%
Mark C. Biderman	194,514	**
Robert R. Carter	159,142	**
Douglas W. Hammond(4)	55,008	**
Jeffrey A. Montgomery	52,856	**
Stephanie W. Abramson	16,340	**
Arthur S. Ainsberg	23,840	**
Marc E. Becker(5)	—	—
R. Bruce Callahan(6)	90,842	**
John A. Elliott	7,607	**
Shari Loessberg	9,840	**
Kenneth C. Mlekush	11,007	**
All executive officers and directors as a group (14 persons)	1,278,417	3.4%

*	All addresses are c/o National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019.
**	Less than 1.0% of the outstanding shares of Common Stock.
(1)	To NFP’s knowledge, all Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below. The totals include shares of Common Stock subject to options held by each person granted under one or more of NFP’s Stock Incentive Plans (as defined below) that are or will become exercisable within 60 days of March 31, 2007.
(2)	The Company’s Named Executive Officers include the Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and its next three most highly compensated executive officers, other than the CEO and the CFO, each of whom are listed in the Summary Compensation Table below.
(3)	Ms. Bibliowicz owns 2,000 shares of Common Stock jointly with her children.
(4)	Mr. Hammond owns 500 shares of Common Stock jointly with his mother.
(5)	Mr. Becker, a director of the Company since 1999, will not seek reelection at the Annual Meeting.
(6)	Mr. Callahan is a new director nominee and does not currently serve on NFP’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that NFP’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding Common Stock file certain reports of beneficial ownership of Common Stock and changes in such ownership with the SEC and provide copies of these reports to NFP. Purchases and sales of Common Stock by such persons are published on the Company’s Web site at http://www.nfp.com/ir. Based solely on NFP’s review of these reports and written representations furnished to NFP, NFP believes that all reports required to be filed by each of the reporting persons during the fiscal year ended December 31, 2006 were filed in a timely manner and were accurate in all material respects.

INFORMATION ABOUT THE COMPANY’S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s directors who are standing for reelection at the Annual Meeting, nominees and executive officers as of March 31, 2007.

Name	Age	Position
Jessica M. Bibliowicz	47	Chairman, President and Chief Executive Officer
Mark C. Biderman	61	Executive Vice President and Chief Financial Officer
Robert R. Carter	55	President of NFPISI
Michael N. Goldman	34	Senior Vice President, Head of Mergers and Acquisitions
Douglas W. Hammond	41	Executive Vice President and General Counsel
Elliot M. Holtz	43	Executive Vice President, Marketing and Firm Operations
Jeffrey A. Montgomery	40	Chief Executive Officer of NFPSI and Chief Operating Officer of NFPISI
Robert S. Zuccaro	50	Executive Vice President and Chief Accounting Officer
Stephanie W. Abramson	62	Director
Arthur S. Ainsberg	60	Director
John A. Elliott	61	Director
Shari Loessberg	46	Director
Kenneth C. Mlekush	68	Director
R. Bruce Callahan	67	Director Nominee

Jessica M. Bibliowicz. Ms. Bibliowicz has served as NFP’s President and Chief Executive Officer since April 1999 and as a director since June 1999 and as Chairman of the Board of Directors since June 2003. From June 1997 to April 1999, Ms. Bibliowicz served as President of John A. Levin & Co., a registered investment advisor. From January 1994 to June 1997, Ms. Bibliowicz served as Executive Vice President and Head of Smith Barney Mutual Funds. Since May 2006, Ms. Bibliowicz has served as a director of The Asia Pacific Fund, Inc. Ms. Bibliowicz also serves on the Board of Directors of Riverdale Country School. Ms. Bibliowicz is also a member of the Board of Overseers of the Weill Medical College and Graduate School of Medical Sciences of Cornell University. Ms. Bibliowicz received an A.B. from Cornell University. Ms. Bibliowicz has over 25 years of industry experience.

Mark C. Biderman. Mr. Biderman has served as NFP’s Executive Vice President and Chief Financial Officer since November 1999. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group in the Corporate Finance Department of CIBC World Markets Group and its predecessor Oppenheimer & Co., Inc. Mr. Biderman serves on the Board of Governors and as Treasurer of the Hebrew Union College Jewish Institute of Religion, on the Board of Trustees and as Treasurer of the Lower East Side Tenement Museum and on the Advisory Council of the Program in Judaic Studies of Princeton University. Mr. Biderman received his B.S.E. from Princeton University and his M.B.A. from Harvard Business School. Mr. Biderman has over 36 years of industry experience.

Robert R. Carter. Mr. Carter has served as a director and President of NFP Insurance Services, Inc. (“NFPISI”) since January 1999. From April 1987 to January 1999, Mr. Carter was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Carter served as an NFP director from October 2000 to August 2003. Prior to that, he shared a directorship with Mr. Callahan, through which they shared one vote, from NFP’s inception to October 2000. Mr. Carter has a B.A. from Howard Payne University and an M.A. from Southwestern Seminary. Mr. Carter has over 30 years of industry experience.

Michael N. Goldman. Mr. Goldman joined NFP in March 2001 and has served as NFP’s Senior Vice President, Head of Mergers and Acquisitions since January 2005 and served as NFP’s Senior Vice President and Associate General Counsel from June 2004 to January 2005. Prior to joining NFP, Mr. Goldman was associated with RSL COM U.S.A., Inc. from June 2000 to March 2001. From 1997 to 2000, Mr. Goldman was an associate in the Mergers & Acquisitions department of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Goldman received his B.A. from Yale University and J.D. from Columbia University School of Law.

Douglas W. Hammond. Mr. Hammond joined NFP in November 1999 and has served as NFP’s Executive Vice President and General Counsel since January 2004 and served as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to joining NFP, Mr. Hammond was associated with the law firm LeBoeuf, Lamb, Greene & MacRae, LLP, where he specialized in corporate insurance and regulatory matters, for the period from March 1998 to November 1999. From 1995 to March 1998, Mr. Hammond held various legal and business positions in the financial institutions division of Gulf Insurance Group, Inc., a specialty lines insurance company formerly headquartered in New York City. Mr. Hammond received his B.A. from Fairfield University and J.D. from St. John’s University School of Law. Mr. Hammond has over 14 years of industry experience.

Elliot M. Holtz. Mr. Holtz joined NFP in August 1999 and has served as NFP’s Executive Vice President, Marketing and Firm Operations since December 2002 and served as Senior Vice President, Marketing and Firm Operations prior to that. From 1997 until immediately prior to joining NFP, Mr. Holtz was a partner at Orion Healthcare Consulting Group, an insurance consulting firm. From 1994 to 1997, Mr. Holtz was with UnitedHealthcare, ultimately running its health plan operations in the Pennsylvania and Delaware markets. Prior to that, Mr. Holtz was with Metropolitan Life Insurance Company’s Institutional Operations. Mr. Holtz is a graduate of George Washington University. Mr. Holtz has over 21 years of industry experience.

Jeffrey A. Montgomery. Mr. Montgomery has served as the Chief Executive Officer of NFP Securities, Inc. (“NFPSI”) since May 2001 and also served as its President from May 2001 to March 2005. Mr. Montgomery has also served as Executive Vice President and Chief Operating Officer of NFPISI since November 2005. From September 2000 to May 2001, Mr. Montgomery served as President and Chief Executive Officer of Accredited Investor Services, Inc., an investment advisory and financial planning firm. From March 1997 to September 2000, Mr. Montgomery was the President and Chief Executive Officer of Washington Square Securities, Inc., an ING Reliastar broker-dealer. Mr. Montgomery received a B.A. from the University of St. Thomas and a J.D. from the University of Oregon School of Law. Mr. Montgomery has over 13 years of industry experience.

Robert S. Zuccaro. Mr. Zuccaro has served as NFP’s Executive Vice President and Chief Accounting Officer since February 2005 and served as Senior Vice President and Chief Accounting Officer from July 2003 to February 2005. From June 1998 through July 2003, Mr. Zuccaro was Vice President and Chief Financial Officer of Gabelli Asset Management Inc., a publicly traded registered investment advisor and broker-dealer. From 1984 through 1997, Mr. Zuccaro served as Vice President and Treasurer of Cybex International, Inc., a publicly traded manufacturer of medical, rehabilitative and fitness products. Prior to joining Cybex, Mr. Zuccaro was with Shearson Lehman Brothers and Ernst & Young LLP. Mr. Zuccaro received his B.S. in Accounting from C.W. Post College and is a certified public accountant.

Stephanie W. Abramson. Ms. Abramson has served as a director since August 2003. Since July 2005, Ms. Abramson has served as Executive Vice President and General Counsel of DoubleClick Inc., an online advertising, technology products and services company. Ms. Abramson was a lawyer and consultant in private practice from January 2003 to June 2005. From February 2001 to January 2003, Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc. From June 1995 to November 2000, Ms. Abramson served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius. Ms. Abramson has been a member of various committees of the New York City Bar Association. Ms. Abramson received a B.A. in Government from Radcliffe College of Harvard University and a J.D. from New York University School of Law.

Arthur S. Ainsberg. Mr. Ainsberg has served as a director since July 2003. Mr. Ainsberg has served as a director, Chairman of the Audit Committee and member of the Compliance Committee of Nomura Securities, International, Inc. since 1996. Mr. Ainsberg served as Chairman of the New York State Board for Public Accountancy from 1999 to 2000 and was a member of the Board from 1993 to 2001. From 1998 to 2000, he was a member of the Board of District 10 of the National Association of Securities Dealers. Mr. Ainsberg was Chief

Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and Bessent Capital Corp. during 2001. In December 2003, Mr. Ainsberg was appointed, under the Global Research Analyst Settlement, the Independent Consultant for Morgan Stanley & Co. and is responsible for selecting and monitoring the providers of independent research for the clients of Morgan Stanley. Mr. Ainsberg is a certified public accountant and received a B.B.A. in Accounting and an M.B.A. in Finance from Baruch College.

R. Bruce Callahan. Mr. Callahan has served as Chairman Emeritus of NFPISI since January 2006 and currently serves in various supervisory capacities and has an active role in carrier and producer relations and career development at NFPISI. Mr. Callahan served as Chairman and Chief Executive Officer of NFPISI from January 1999 to December 2005. Mr. Callahan also served as an NFP director from October 2000 to August 2003. Prior to that, he shared a directorship with Mr. Carter, through which they shared one vote, from NFP’s inception to October 2000. From April 1987 to January 1999, Mr. Callahan was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Callahan has a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

John A. Elliott. Dr. Elliott has served as a director since March 2005. Since September 2002, Dr. Elliott has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School. Prior to joining the Zicklin School, Dr. Elliott served as an Associate Dean of the Johnson Graduate School of Management at Cornell University from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. Dr. Elliott has served as a director of the Graduate Management Admissions Council (GMAC) since June 2004. Dr. Elliott is a certified public accountant and received a B.S. in Economics, an M.B.A. from the University of Maryland and a Ph.D. in Accounting from Cornell University.

Shari Loessberg. Ms. Loessberg has served as a director since August 2003. Since September 1999, Ms. Loessberg has served as Senior Lecturer at the Massachusetts Institute of Technology Sloan School of Management. In July 2000, Ms. Loessberg co-founded Zeta Networks, an optical networking components firm, and served as its Chief Operating Officer until May 2002. Ms. Loessberg served as President of the strategy firm Big World from May 1998 to June 2000. For the five years prior to that, Ms. Loessberg was in Moscow, Russia, serving as Partner, Director and General Counsel of the firm now known as UBS Russia. Ms. Loessberg received an A.B. in English Literature from Georgetown University and a J.D. from the University of Texas School of Law.

Kenneth C. Mlekush. Mr. Mlekush has served as a director since June 2005. Mr. Mlekush served as Vice Chairman of Jefferson-Pilot Life Insurance Company from October 2002 to April 2004 and held various executive officer positions at Jefferson-Pilot Life Insurance Company from January 1993 to April 2004, including President from April 1998 to October 2002. Mr. Mlekush served as a trustee of the American College from 2000 to December 2005. Mr. Mlekush has served as a director of Pan American Life Insurance Company since June 2005. Mr. Mlekush received his B.A. in History and Political Science from the University of Montana.

CORPORATE GOVERNANCE

Board of Directors

Meetings

The Board of Directors oversees NFP’s business and directs NFP’s management. The Board of Directors meets periodically with management to review NFP’s performance and NFP’s future business strategy. Members of the Board of Directors also regularly consult with management. The Board of Directors met 15 times during 2006. Each director attended, either in person or by telephone, at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2006 (in each case, which were held during the period for which he or she was a director).

Independence

The Nominating and Corporate Governance Committee and the Board of Directors each undertook their annual review of director independence in February 2007. During these reviews, the Nominating and Corporate Governance Committee and the Board of Directors considered the SEC and the New York Stock Exchange (the “NYSE”) rules regarding independence and also NFP’s Guidelines for Selection of Directors (“NFP’s Director Guidelines”), which are attached as Appendix A to this Proxy Statement. NFP’s Director Guidelines contain the formal director qualification and independence standards adopted by the Board of Directors. The independence standards set forth the criteria by which director independence will be determined and include: (i) prohibitions on material relationships with the Company, (ii) limitations on employment of a director or his or her immediate family members with the Company, (iii) limitations on the receipt of direct compensation from the Company, (iv) prohibitions on affiliation with the Company’s present or former auditors and (v) restrictions on commercial relationships. As a result of these reviews, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined, that each of the Company’s directors and director nominees, other than Ms. Bibliowicz, who is the CEO of the Company, and Mr. Callahan, who is an employee of NFPISI, is “independent” within the meaning of the rules of both the SEC and the NYSE, as applicable, and based on NFP’s Director Guidelines. Except as disclosed in this Proxy Statement, each independent member of the Board of Directors has no relationship with the Company, other than any relationship that is categorically not material under NFP’s Director Guidelines.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of the Corporate Secretary, National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019. Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the entire Board of Directors.

The Company’s non-management directors meet in regularly scheduled executive sessions without management present in order to freely evaluate the performance of the Company’s management. The Chairman of the Nominating and Corporate Governance Committee serves as the presiding director at such executive sessions. Stockholders and other interested persons may contact the presiding director or the non-management directors as a group by sending an e-mail to presidingdirector@nfpexternal.com.

Attendance at Annual Meeting of Stockholders

The Company believes that it is important for members of the Board of Directors to attend the Company’s annual meetings of stockholders and, therefore, adopted a policy encouraging all directors to use their best efforts to attend all annual meetings. Last year all but one of the Company’s then-current directors attended the 2006 Annual Meeting of Stockholders.

Changes to the Board of Directors

Mr. Becker will not seek reelection at the Annual Meeting, and his term on the Board of Directors will end on May 16, 2007. Mr. Becker has served on the Board of Directors since the Company’s inception. Mr. Becker’s decision not to seek reelection did not involve a disagreement with the Company.

Mr. Callahan, the former Chairman and Chief Executive Officer of NFPISI, is a new nominee for the Board of Directors this year. Mr. Callahan previously served on the Board of Directors from the Company’s inception to August 2003.

Committees of the Board of Directors

The Board of Directors also conducts business through certain committees, including: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. In 2006, the Nominating and Corporate Governance Committee met four times, the Audit Committee met 11 times and the Compensation Committee met six times. The composition, purpose and responsibilities of each committee are set forth below.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	To identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors;

•	To advise the Board of Directors with respect to Board composition, procedures and committees and corporate governance principles applicable to the Company; and

•	To oversee the evaluation of the Board of Directors and the Company’s management.

The Nominating and Corporate Governance Committee is composed of the following three directors: Ms. Loessberg (Chairman), Dr. Elliott and Mr. Mlekush. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Nominating and Corporate Governance Committee. In connection with such review and assessment, in November 2006, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, adopted an Amended and Restated Nominating and Corporate Governance Committee Charter. A copy of the Amended and Restated Nominating and Corporate Governance Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir and is available in print free of charge to any stockholder of the Company who requests it.

Selection and Nomination of Directors

The Nominating and Corporate Governance Committee identifies candidates to the Board of Directors by introduction from members of the Board of Directors, management, employees and other sources. The Nominating and Corporate Governance Committee may also retain a third-party search firm for assistance in identifying candidates, although the Nominating and Corporate Governance Committee did not utilize the services of such a firm in 2006. Ms. Bibliowicz, the Company’s CEO, recommended that the Nominating and Corporate Governance Committee consider Mr. Callahan for election to the Board of Directors.

The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. NFP’s Director Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to NFP’s Amended and Restated By-Laws, stockholders who wish to submit nominees for director for consideration by the Nominating and

Corporate Governance Committee for election at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) may do so by delivering written notice, from November 17, 2007 through January 17, 2008, of such nominees’ names to National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019, Attention: Secretary. Any such stockholder must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the 2008 Annual Meeting and (ii) meet the minimum eligibility requirements specified in Exchange Act Rule 14a-8. Any such notice must set forth (i) as to the candidate(s) whom the stockholder proposes to nominate as a director (a) the written consent of the candidate(s) for nomination as a director, (b) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (c) all information regarding the candidate(s) that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors, and (ii) as to the stockholder giving the notice (a) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (b) a description of all arrangements or understandings between such stockholder and each candidate and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (c) a representation that such stockholder intends to appear in person or by proxy at the 2008 Annual Meeting to nominate the persons named in its notice and (d) any other information relating to such stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Director Guidelines, the Company’s Corporate Governance Guidelines, the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. However, the Nominating and Corporate Governance Committee’s determination is made based primarily on the following criteria: (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business, (ii) diversity of viewpoints, backgrounds, experiences and other demographics, (iii) business or other relevant experience and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the Company’s needs. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors. Once a candidate is identified whom the Nominating and Corporate Governance Committee and the Board of Directors want to move toward nomination, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors enter into discussions with that nominee.

Corporate Governance Policies

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers. The Nominating and Corporate Governance Committee regularly reviews the Company’s corporate governance policies in light of best practices and legal, regulatory and corporate governance changes and recommends changes to such policies to the Board of Directors for consideration. Copies of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Chief Executive Officer and Senior Financial Officers are available on the Company’s Web site at http://www.nfp.com/ir and written copies of such policies may be obtained by any stockholder upon request without charge by writing to the Corporate Secretary, National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019.

The Audit Committee

The primary responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The Company’s independent registered public accounting firm’s qualifications, performance and independence;

•	The performance of the Company’s internal audit function; and

•	The Company’s management of market, credit, liquidity and other financial and operational risks.

The Audit Committee is composed of the following three directors: Mr. Ainsberg (Chairman), Ms. Abramson and Dr. Elliott. Each member of the Audit Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of both the SEC and the NYSE. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that the Audit Committee Chairman, Mr. Ainsberg, and Dr. Elliott have accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and are “audit committee financial experts” within the meaning of the rules of the SEC. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. In connection with such review and assessment, in December 2006, the Board of Directors, upon recommendation of the Audit Committee, adopted an Amended and Restated Audit Committee Charter, which is available on the Company’s Web site at http://www.nfp.com/ir and is available in print free of charge to any stockholder of the Company who requests it.

The Audit Committee and the Board of Directors have developed the Company’s Whistleblower Protection Procedures, which, among other things, set forth procedures for the Audit Committee to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. A copy of the Company’s Whistleblower Protection Procedures is available on the Company’s Web site at http://www.nfp.com/ir.

Audit Committee Report

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2006 and met with both management and the Company’s independent registered public accounting firm to discuss those financial statements, including the critical accounting policies on which the financial statements are based.

The Audit Committee has received from, and discussed with, the external auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the external auditors any matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) for filing with the SEC.

AUDIT COMMITTEE

Arthur S. Ainsberg (Chairman)

Stephanie W. Abramson

John A. Elliott

The Compensation Committee

The primary responsibilities of the Compensation Committee are as follows:

•	To oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and

•	To approve all salary levels and incentive awards for executive officers.

The Compensation Committee is composed of the following three directors: Ms. Abramson (Chairman), Dr. Elliott and Ms. Loessberg. Each member of the Compensation Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE. The Compensation Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Compensation Committee. In connection with such review and assessment, in November 2006, the Board of Directors, upon recommendation of the Compensation Committee, adopted an Amended and Restated Compensation Committee Charter. A copy of the Amended and Restated Compensation Committee Charter is available on the Company’s Web site at http://www.nfp.com/ir and is available in print free of charge to any stockholder of the Company who requests it.

The Compensation Committee administers NFP’s Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan for Principals and Managers, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 2002 Stock Incentive Plan for Principals and Managers (collectively, the “Stock Incentive Plans”) and the Management Incentive Plan (the “MIP”) pursuant to which the bonus compensation of certain senior executives of the Company is determined.

The Compensation Committee decides the compensation of the Company’s executive officers, including the Named Executive Officers. The Compensation Committee considers the recommendations of the CEO and CFO in determining executive officer compensation and establishing the Company’s compensation plans and programs. However, the Compensation Committee exercises its full discretion in modifying any recommendations presented by the CEO and CFO.

The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors or consultants as it deems necessary to assist in the fulfillment of its responsibilities. From time to time, the Compensation Committee retains Frederic W. Cook & Co., Inc. (“Frederic Cook”), an independent compensation consulting firm, to review the Company’s executive compensation program and to assess the competitiveness of the Company’s executive compensation program relative to market practices.

The Chairman of the Compensation Committee determines the agenda for its meetings with the assistance of the CEO. Compensation Committee meetings are regularly attended by the CEO and Chairman of the Board of Directors, the CFO and the Company’s General Counsel. The Compensation Committee also regularly meets in executive session following meetings of the Compensation Committee. The Compensation Committee’s Chairman provides a report to the Board of Directors of the matters discussed and the actions taken at Compensation Committee meetings. The Company’s Legal Department and Human Resources Department support the Compensation Committee in its duties and, along with certain committees comprised solely of the Company’s management, may be delegated authority to fulfill certain administrative duties regarding the Company’s compensation programs. These management committees include the Investment Committee, which reviews the Company’s 401(k) plan investment offerings, the Fiduciary Committee, which ensures that the Company’s 401(k) plan is administered in compliance with applicable law and the Stock Incentive Plan Committee, which approves individual equity awards below an annual maximum to non-executive employees.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee reviews the level of compensation of directors on an annual basis and the Board of Directors, upon recommendation of the Compensation Committee, approves all director compensation. In setting director compensation, the Compensation Committee and the Board of Directors consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. In addition, the Compensation Committee and the Board of Directors consider publicly available data describing director compensation in peer companies and survey data collected by the Company’s Legal Department.

All non-employee directors, with the exception of Mr. Becker, receive an annual retainer of $45,000 plus $2,000 for each Board of Directors or committee meeting attended in person and $1,000 per meeting attended telephonically. The Chairman of the Audit Committee receives an additional $20,000 per year, the Chairman of the Compensation Committee receives an additional $10,000 per year and the Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 per year. As a result of Apollo’s (as defined below) role as the Company’s capital sponsor at the Company’s inception, Mr. Becker, a partner at Apollo, has opted to forgo any compensation in connection with his service on the Board of Directors.

In addition to cash compensation, all non-employee directors, with the exception of Mr. Becker, also receive an annual grant of stock-based compensation at the same time as the Company’s executive officers and certain other employees receive their annual long-term equity incentive compensation. On November 16, 2006, each non-employee director, other than Mr. Becker, received a grant of 1,500 restricted stock units (“RSUs”). Subject to the director’s continued service with the Company, these RSUs vest in three equal annual installments except that, in the event a change in control occurs with respect to NFP and any such director’s service is terminated without cause by NFP or for good reason by such director within six months prior to or 18 months after such change in control, such RSUs vest immediately.

On May 17, 2006, Mr. Mlekush also received a grant of an additional 500 RSUs in connection with his service as the Board of Directors liaison for NFP’s Advisory Council, an advisory committee comprised of principals of various NFP firms with whom NFP management meets regularly. These RSUs vest in full one-year from the grant date, except that, in the event a change in control occurs with respect to NFP and Mr. Mlekush’s service is terminated without cause by NFP or for good reason by Mr. Mlekush within six months prior to or 18 months after such change in control, such RSUs vest immediately.

The Company also reimburses expenses incurred by directors to attend board and committee meetings and reimburses all directors for up to $5,000 per year for expenses incurred in connection with continuing director education.

2006 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Arthur S. Ainsberg	107,000	28,369	16,383	—	—	—	151,752
Stephanie W. Abramson	105,000	28,369	16,383	—	—	—	149,752
John A. Elliott	104,000	28,369	—	—	—	—	132,369
Shari Loessberg	86,000	28,369	16,383	—	—	—	130,752
Kenneth C. Mlekush	74,000	54,540	—	—	—	—	128,540

(1)	Ms. Bibliowicz and Mr. Becker, both NFP directors, have been omitted from this table and the accompanying footnotes since they receive no compensation for serving on the Board of Directors.
(2)	The amounts in column (b) represent cash payments received for 2006 service, including the 2006 cash retainer, 2006 committee chairman fees and fees paid for attendance at meetings held in 2006. The cash compensation for each director listed in the table includes $45,000 in fees for the annual retainer paid to directors. Mr. Ainsberg’s cash compensation includes an additional $20,000 retainer as Chairman of the Audit Committee and $42,000 in fees for meeting attendance. Ms. Abramson’s cash compensation includes an additional $10,000 retainer as Chairman of the Compensation Committee and $50,000 in fees for meeting attendance. Dr. Elliott’s cash compensation includes an additional $59,000 in fees for meeting attendance. Ms. Loessberg’s cash compensation includes an additional $5,000 retainer as Chairman of the Nominating & Corporate Governance Committee and $36,000 in fees for meeting attendance. Mr. Mlekush’s cash compensation includes an additional $29,000 in fees for meeting attendance.
(3)	The amounts in column (c) were calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (“FAS 123R”), without regard to forfeiture assumptions, and thus may include amounts from equity awards granted in and prior to 2006. See Note 12 of the consolidated financial statements in the Company’s 2006 Form 10-K, filed with the SEC on February 22, 2007, regarding assumptions underlying valuation of equity awards. The following are the aggregate number of stock awards outstanding for each of the Company’s non-employee directors as of December 31, 2006: Mr. Ainsberg: 2,512; Ms. Abramson: 2,512; Dr. Elliott: 2,512; Ms. Loessberg: 2,512; and Mr. Mlekush: 3,012. The FAS 123R grant date fair value of each stock award that has been granted to the Company’s non-employee directors during 2006 is as follows: each of Mr. Ainsberg, Ms. Abramson, Dr. Elliott, and Ms. Loessberg: $71,393; and Mr. Mlekush: $94,293.
(4)	The amounts in column (d) were calculated utilizing the provisions of FAS 123R, without regard to forfeiture assumptions, and thus may include amounts from equity awards granted in and prior to 2006. See Note 12 of the consolidated financial statements in the Company’s 2006 Form 10-K regarding assumptions underlying valuation of equity awards. The following are the aggregate number of stock option awards outstanding for each of the Company’s non-employee directors as of December 31, 2006: Mr. Ainsberg: 15,000; Ms. Abramson: 15,000; Dr. Elliott: 5,000; Ms. Loessberg: 10,000; and Mr. Mlekush: 5,000. No stock options were awarded to the Company’s directors in 2006.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has the responsibility for establishing and monitoring the Company’s compensation philosophy and practices. The Compensation Committee seeks to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. In evaluating the compensation of executive officers, the Compensation Committee has from time to time retained the services of Frederic Cook, an independent compensation consultant, and considered the recommendations of the CEO and CFO with respect to the goals and compensation of the other executive officers.

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to maintain practices that attract, retain and motivate executive officers critical to the Company’s long-term success and the creation of stockholder value. The executive compensation program rewards executive officers for their contribution to the Company by providing economic incentives linked to the Company’s financial performance and the performance of the individual executive officer. The executive compensation program is also designed to align the economic interests of executive officers and stockholders. The Company believes that the executive compensation program provides an appropriate mix of fixed and variable compensation, balances short-term operational performance with long-term stock price performance and encourages executive retention.

Key Elements of the Company’s Executive Compensation Program

The key elements of the Company’s executive compensation program consist of a base salary, an annual performance-based bonus and the grant of equity as a long-term incentive. The Company does not utilize a pre-established policy or target for the allocation among these three elements for any Named Executive Officer. However, in recent years, at least 60% of the compensation of the Named Executive Officers has consisted of a performance-based bonus and long-term equity incentives and, in 2006, at least 63% of each Named Executive Officer’s total compensation consisted of a performance-based bonus and long-term equity incentives.

Base Salary

The Named Executive Officers receive a base salary which is reviewed by the Compensation Committee annually as part of the executive officer performance review process. In approving each Named Executive Officer’s base salary, the Compensation Committee considers (i) the executive officer’s position and responsibility, (ii) the performance of that executive officer over the course of the preceding year, including the assumption by such executive officer of increased levels of responsibilities, (iii) the executive officer’s experience and tenure, (iv) the Company’s overall annual budget for merit increases, (v) historical increases in such executive officer’s base salary during his or her tenure at the Company, (vi) the recommendations of the CEO (other than with respect to the base salary of the CEO) and CFO (other than with respect to the base salaries of the CEO and CFO) and (vii) such executive officer’s base salary as compared to other Company executives at the same level. The Compensation Committee also seeks to establish base salaries for each Named Executive Officer at a level designed to be competitive within the financial services industry. The Compensation Committee does not target any particular percentile or comparative level of base salary compensation for any Named Executive Officer.

Ms. Bibliowicz’s and Mr. Carter’s 2006 base salaries were the same as in 2005 and were determined pursuant to the terms of employment agreements which were in effect at the beginning of 2006. Ms. Bibliowicz’s employment agreement is described in more detail on page 22. Mr. Carter’s employment agreement, which is described in more detail on page 23, expired on May 1, 2006, and was not renewed. Mr. Carter’s employment with the Company is not currently governed by an employment agreement. Mr. Biderman’s 2006 base salary was the same as in 2005. Effective January 1, 2006, Messrs. Hammond’s and Montgomery’s base salaries were increased to $350,000 due largely to their assumption of additional responsibilities during 2005 and their performance in the execution of these responsibilities.

Performance-based Bonus

The Compensation Committee utilizes annual performance-based bonuses to provide a direct financial incentive to the Company’s Named Executive Officers. The Company’s annual performance-based bonus is designed to reward the Named Executive Officers for the achievement of corporate goals and individual performance in achieving such goals and to compensate the Named Executive Officers on the basis of the Company’s annual financial performance.

Under the MIP, which was approved by the Company’s stockholders in May 2004, the maximum annual bonuses to be paid to each of the Company’s Named Executive Officers as well as the performance goals to be attained by such executive officers as a prerequisite to receiving such bonuses are determined by the Compensation Committee on an annual basis. With respect to 2006, the Compensation Committee determined that the maximum annual bonus awards to the Company’s executive officers would be established based on the Company’s “cash earnings” once the Company achieved positive cash earnings. The Company defines “cash earnings” as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. The Compensation Committee considers cash earnings to be the primary performance metric upon which the Company is measured by the investment community. The Company’s cash earnings for 2006 were $105,443,000. The maximum bonus which each Named Executive Officer could have received ranged from 0.75% to 2.0% of the Company’s 2006 cash earnings and is set forth in the table below. Under the MIP, the Compensation Committee may exercise negative discretion to reduce an executive officer’s bonus.

	Maximum Percentage of Cash Earnings	Maximum Performance-based Bonus
Jessica M. Bibliowicz	2.00%	$2,108,860
Mark C. Biderman	1.25%	1,318,040
Douglas W. Hammond	0.85%	896,270
Jeffrey A. Montgomery	0.85%	896,270
Robert R. Carter	0.75%	790,820

Total	5.70%	$6,010,250

In determining the actual amounts available for 2006 bonus payments to Named Executive Officers under the MIP, the Compensation Committee established a bonus pool for certain executive officers, including Ms. Bibliowicz, Mr. Biderman and Mr. Hammond, employed at the Company’s New York headquarters (the “NY Bonus Pool”). Based on the recommendation of the CEO and CFO, the Compensation Committee established approximately 50% of the NY Bonus Pool using the following formula: (1.20% of cash earnings up to $90,000,000) + (2.5% of cash earnings between $90,000,000 and $120,000,000). The remaining portion of the NY Bonus Pool was established at the discretion of the Compensation Committee, after consultation with the CEO and CFO.

For the 2006 performance-based bonus, Messrs. Montgomery and Carter received a portion of a performance-based bonus pool established for certain senior employees at the Company’s Austin, Texas operations (the “TX Bonus Pool”). Since the Company’s executives located at the Company’s Austin operations have direct responsibility over the financial performance of NFPSI and NFPISI, a separate bonus pool has historically been established for annual bonuses for employees at the Company’s Austin operations. Based on the recommendation of the CEO and CFO, the Compensation Committee established the TX Bonus Pool on the basis of the following criteria: (i) the Company’s 2006 net revenue and pre-tax net income attributable to NFPSI and NFPISI and (ii) the Company’s cash earnings.

The NY Bonus Pool was $2,872,000, of which a distribution of $2,022,000 was made to the Named Executive Officers at the Company’s New York headquarters. The TX Bonus Pool was $1,350,000, of which a distribution of $1,050,000 was made to the Named Executive Officers employed at the Company’s Texas operations. The portion of the Bonus Pools allocated to each Named Executive Officer is at the sole discretion of the Compensation Committee. The portion of the NY Bonus Pool allocated to Ms. Bibliowicz was determined by the Compensation Committee based upon consideration of the following factors: (i) an evaluation of Ms. Bibliowicz’s performance compared against strategic goals set for her, (ii) the extent to which the Company’s performance exceeded goals set for the Company with respect to the Company’s cash earnings and consummated acquisitions and (iii) the target annual bonus set forth in Ms. Bibliowicz’s employment agreement which is not less than 125% of Ms. Bibliowicz’s base salary. After determination of Ms. Bibliowicz’s initial bonus allocation by the Compensation Committee, Ms. Bibliowicz requested that her bonus allocation be reduced to $800,000 in order to increase the amounts available for annual bonuses to other executive officers (within the maximum limits shown in the table above) and employees of the Company. The portion of the relevant Bonus Pool allocated to each Named Executive Officer, other than Ms. Bibliowicz, was determined by the Compensation Committee, in consultation with the CEO, based upon the following factors: (i) the individual performance of the executive officer and (ii) the role of the executive officer within his business unit in achieving the goals set for that business unit. The performance-based bonuses for the 2006 fiscal year awarded by the Compensation Committee to the Named Executive Officers in February 2007 are set forth in the table below.

Actual Performance-based Bonus
Jessica M. Bibliowicz	$800,000
Mark C. Biderman	672,000
Douglas W. Hammond	550,000
Jeffrey A. Montgomery	550,000
Robert R. Carter	500,000

Total	$3,072,000

In order to promote a continued interest in equity ownership and to further align the interests of employees with the interests of the stockholders, employees at the Company’s New York corporate headquarters, Austin, Texas operations or Birmingham, Alabama operations who earn a base salary of at least $100,000 receive a portion of their performance-based bonus in the form of RSUs under the Company’s Capital Accumulation Plan (the “CAP”). Under the CAP, participants receive 10% of the first $150,000 of the performance-based bonus and 25% of the performance-based bonus over $150,000 in the form of RSUs. Participants also receive a 10% premium on the portion of such performance-based bonus paid in RSUs, which premium is paid in the form of additional RSUs. The RSUs granted pursuant to the CAP convey to the holder the right to receive dividend equivalents in the form of additional RSUs or cash (at the option of the Compensation Committee) and, except in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in Ms. Bibliowicz’s employment agreement, vest in two equal annual installments. The allocation between cash received by and RSUs granted to each Named Executive Officer in February 2007 in connection with the performance-based bonuses for the 2006 fiscal year is set forth in the table below. The number of RSUs awarded to each Named Executive Officer was determined by dividing the aggregate value of the award to be granted to such executive officer by the average of the closing sales price of the Common Stock for the 20-day period ending one day prior to the date of grant (the “Grant Price Formula”).

	2006 Performance-based Bonus
	Cash	RSUs
Jessica M. Bibliowicz	$622,500	4,003
Mark C. Biderman	$526,500	3,281
Douglas W. Hammond	$435,000	2,594
Jeffrey A. Montgomery	$435,000	2,594
Robert R. Carter	$397,500	2,312

Total	$2,416,500	14,784

Long-Term Equity Incentive Compensation

The Compensation Committee grants equity awards to the Named Executive Officers in the form of RSUs as part of the long-term incentive compensation available to the Company’s employees and principals whose firms it acquires through its administration of the Company’s Amended and Restated 2002 Stock Incentive Plan. Historically, these equity awards have not been performance-based and, therefore, have not been granted under the MIP. The Compensation Committee awards RSUs to the Named Executive Officers to reward them for their contributions to the achievement of the Company’s objectives and to further strengthen the alignment of their long-term economic interests with those of all stockholders.

From 1999 to 2003, the primary form of long-term equity compensation paid by the Company to employees, including executive officers, consisted of non-qualified stock options. In 2004, in part to increase the direct ownership of the Company’s Common Stock by executive officers and employees and in part to reduce the number of shares of Common Stock to be issued, the Compensation Committee elected to change the form of long-term equity compensation paid to the Company’s executive officers and employees to RSUs.

Based on the recommendation of the CEO and CFO, the Compensation Committee established the Company’s aggregate long-term equity incentive pool (the “LTIP”) for certain employees, including the Named Executive Officers, and principals of the Company for 2006. The LTIP was based on a maximum of 1.10% of the Company’s market capitalization on a fully-diluted basis as of November 8, 2006. This percentage was also partially based on competitive market data obtained from Frederic Cook. The Compensation Committee allocated a portion of the LTIP to the accrual for the mandatory equity component of the Company’s ongoing incentive plan established for the Company’s principals in January 2002. Based in part on the recommendation of the CEO and CFO, the Compensation Committee allocated approximately 30% of the remainder of the LTIP for distribution among the Named Executive Officers and 70% of the remainder of the LTIP for distribution among certain other employees of the Company.

The Compensation Committee, in its sole discretion, determines the award of long-term equity incentive compensation to each Named Executive Officer. In determining each individual award for each Named Executive Officer, other than the CEO, the Compensation Committee considers all factors it deems relevant, including the following: (i) an annual evaluation of the Named Executive Officer’s performance; (ii) the level of responsibility, experience and skill of the Named Executive Officer; (iii) the Company’s performance and stockholder return; (iv) the historical compensation levels of the Named Executive Officer during his or her tenure at the Company; (v) the recommendations of the CEO (other than with respect to equity grants to the CEO); and (vi) the recommendations of the CFO (other than with respect to equity grants to the CEO and CFO). The Compensation Committee also takes into consideration prior equity awards to the Named Executive Officer and the individual’s overall equity position in the Company. The RSUs awarded to Ms. Bibliowicz were granted pursuant to her employment agreement which requires that the Company make annual equity grants to her having a value of no less than $1.3 million. Except in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in Ms. Bibliowicz’s employment agreement, the RSUs granted to the Named Executive Officers in connection with the LTIP vest in three equal annual installments. The RSUs also convey to the holder the right to receive dividend equivalents in the form of additional RSUs or cash (at the option of the Compensation Committee).

In addition to the RSUs allocated to Ms. Bibliowicz from the LTIP, Ms. Bibliowicz’s employment agreement also provides for an award of 50,000 RSUs to her in each of the first three years of the employment term. Accordingly, 50,000 RSUs were granted to Ms. Bibliowicz in March 2006. These RSUs convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs and vest at the end of ten years except that, in the event a change in control occurs with respect to the Company and Ms. Bibliowicz’s employment is terminated without cause by the Company or she resigns for good reason, these RSUs vest immediately.

Timing of Equity Grants

The Compensation Committee grants long-term equity awards to the Named Executive Officers annually in conjunction with its review of the individual performance of these executive officers. This review has historically occurred at the last regularly scheduled meeting of the Compensation Committee for the year, typically held in November. The Compensation Committee approves equity awards granted pursuant to the CAP to the Named Executive Officers at the Compensation Committee meeting in which it approves the annual performance-based bonus, historically in February. In addition, the Compensation Committee has elected to pay dividend equivalents earned on RSUs granted to the Named Executive Officers in the form of additional RSUs at its regularly scheduled meeting that is held closest to the vesting date of the original RSUs.

Depending on the actual date of the Compensation Committee meeting, there is a possibility that the approval date and the grant date of RSU awards may differ by one or more days. In order to ease the burden on the Company relating to the administration of the granting and vesting of RSU awards, the Compensation Committee uses best efforts to ensure that the same grant dates are used each year. Thus, if a Compensation Committee meeting occurs prior to the anniversary of a particular grant date, the Compensation Committee approves the award on the actual day of the meeting but resolves that the future award actually be granted on one of the Company’s standard RSU grant dates. RSUs were approved and granted on different dates twice in 2006. On February 14, 2006, the Compensation Committee approved the 2005 performance-based bonus and approved the RSUs to be awarded pursuant to the CAP. These RSUs were then granted on February 17, 2006. On December 15, 2006, the Compensation Committee approved the payment of dividend equivalents in the form of additional RSUs. These RSUs were then granted on December 16, 2006. Since the number of RSUs awarded to each Named Executive Officer is always determined by using the Grant Price Formula, the Compensation Committee’s practice with respect to approval dates and grant dates has had minimal impact on the grant date fair value of these RSU awards.

Retirement Plans

The Named Executive Officers are eligible to participate in the Company’s 401(k) contributory defined contribution plan established for all employees. Employees may elect to contribute between 1% and 100% of their compensation on a pre-tax basis, up to the annual IRS maximum, which was $15,000 for 2006. Employees age 50 or older may elect to contribute an additional catch-up contribution of up to $5,000 in 2006. In any plan year, the Company will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $6,600. All Named Executive Officers participated in the Company’s 401(k) plan during fiscal 2006 and received matching contributions. Messrs. Biderman and Carter made catch-up contributions in 2006. The Company does not have a defined benefit plan or post-retirement health coverage.

Change in Control

Ms. Bibliowicz’s employment agreement contains change in control provisions. These change in control provisions are designed to promote stability and continuity in the Company’s leadership. See “Compensation Tables and Other Information—Potential Payments upon Termination or Change in Control” below for information regarding these provisions and applicable payments under these provisions.

Perquisites

The Company annually reviews the perquisites made available to its Named Executive Officers. With few exceptions, the perquisites offered to Named Executive Officers are the same as those generally offered to the Company’s employees. The aggregate value of perquisites for each Named Executive Officer was below $10,000.

Tax Implications

The Company’s policy is to maximize the tax deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, which limits a company’s federal income tax deduction for certain compensation paid to certain executive officers in excess of $1,000,000 during a company’s taxable year unless certain conditions are met, including, among others, that the compensation be approved pursuant to a performance-based plan approved by the Company’s stockholders. The Company believes that compensation paid under the MIP is fully deductible for federal income tax purposes. However, the Company may decide to pay compensation which may not be deductible if the Company believes it is in the best interests of the Company and its stockholders. Accordingly, the RSU grants made to the Named Executive Officers in November 2006 were not granted pursuant to the MIP and, depending on their value, may not be deductible. The Compensation Committee contemplates that, in general, future RSU awards to Named Executive Officers will be granted pursuant to the MIP to maximize the tax deductibility of this compensation.

COMPENSATION TABLES AND OTHER INFORMATION

Summary Compensation

The table that follows this discussion summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jessica M. Bibliowicz	2006	700,000	—	1,620,618	112,000	622,500	—	10,790	3,065,908
Chairman, President and CEO

Mark C. Biderman	2006	360,000	—	637,210	166,800	526,500	—	22,320	1,712,830
Executive Vice President and CFO

Douglas W. Hammond	2006	350,000	—	361,848	56,933	435,000	—	9,110	1,212,891
Executive Vice President and General Counsel

Jeffrey A. Montgomery	2006	350,000	—	348,159	58,333	435,000	—	8,960	1,200,452
CEO of NFPSI and COO of NFPISI

Robert R. Carter	2006	400,000	—	221,219	5,600	397,500	—	15,000	1,039,319
President of NFPISI

(1)	The amounts in columns (e) and (f) were calculated utilizing the provisions of FAS 123R, without regard to forfeiture assumptions, and thus may include amounts from equity awards granted in and prior to 2006. See Note 12 of the consolidated financial statements in the Company’s 2006 Form 10-K regarding assumptions underlying valuation of equity awards.
(2)	The Company pays bonuses for performance in the immediately preceding year during February of the following year. The amounts in column (g) represent the cash portion of the 2006 performance-based bonus that was paid to the Named Executive Officers in February 2007 under the MIP. Pursuant to the Company’s CAP, a portion of the 2006 performance-based bonus was paid in the form of RSUs granted in 2007 and thus is not reflected in the table above. See “Key Elements of the Company’s Executive Compensation Program—Performance-based Bonus” in the Compensation Discussion & Analysis for more details on the MIP, the CAP and these RSU awards.
(3)	The amounts in column (i) represent the Company’s matching contributions under the Company’s 401(k) plan and premiums paid by the Company under the Senior Executive Life Insurance Program which is described on page 29. The Company’s matching contribution under the Company’s 401(k) plan in 2006 to each Named Executive Officer was $6,600. The Company paid the following amounts in premiums during 2006 for each Named Executive Officer under the Senior Executive Life Insurance Program: Ms. Bibliowicz $4,190, Mr. Biderman $15,720, Mr. Hammond $2,510, Mr. Montgomery $2,360 and Mr. Carter $8,400.

Employment Agreements

Jessica M. Bibliowicz

Ms. Bibliowicz serves as the Company’s President and Chief Executive Officer pursuant to an employment agreement (the “CEO Employment Agreement”) entered into between the Company and Ms. Bibliowicz on February 15, 2005 (the “Commencement Date”).

The CEO Employment Agreement will terminate on February 15, 2008 and will automatically renew for one-year periods unless, at least 90 days before a renewal date, notice is given by either party that the agreement will not be extended. Under the CEO Employment Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Board of Directors in its sole discretion may increase but not reduce; an annual bonus, with the target level to be no less than 125% of her annual base salary, determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers; and participation in employee benefit plans and long-term incentive compensation programs on the same basis as other senior executives of NFP.

Ms. Bibliowicz received 28,139 RSUs in November 2005 and 30,923 RSUs in November 2006 (collectively, the “Type 1 Annual Awards”) pursuant to the CEO Employment Agreement, which entitles her to receive, on the first and second anniversaries of the Commencement Date, subject to her continued employment on each such date, an award relating to the Common Stock. Under the CEO Employment Agreement, each such award must have a fair market value on the date of grant of no less than $1.3 million, and vests in three equal annual installments, subject to her continued employment. On November 16, 2006, the Company and Ms. Bibliowicz entered into an Amendment and Waiver of the CEO Employment Agreement (the “Amendment and Waiver”) to provide for the grant of the Type 1 Annual Awards to Ms. Bibliowicz in November, as opposed to February, so that Ms. Bibliowicz would receive her annual equity award at the same time as the Compensation Committee grants equity awards to other senior executives of the Company to ensure that all the grantees receive an award on the same schedule and at the same Common Stock price. Under the terms of the CEO Employment Agreement, as modified by the Amendment and Waiver, the Company also granted Ms. Bibliowicz awards of 50,000 RSUs in February 2005, 50,000 RSUs in March 2006 and 50,000 RSUs in February 2007, each such award to vest in full on February 15, 2015, February 15, 2016 and February 15, 2017, respectively, subject to her continued employment (the grants described in this sentence are referred to as the “Type 2 Annual Awards”). The Type 2 Annual Award that should have been granted to Ms. Bibliowicz in February 2006 was inadvertently granted in March 2006. Pursuant to the Amendment and Waiver, Ms. Bibliowicz waived her right to receive the Type 2 Annual Award in February 2006 and accepted the award in March 2006.

Under the CEO Employment Agreement, Ms. Bibliowicz has agreed to a three-month non-competition covenant, a three-month non-solicitation covenant with respect to the Company’s employees and a 12-month non-solicitation covenant with respect to the Company’s customers. Ms. Bibliowicz is also bound by certain confidentiality provisions. The CEO Employment Agreement provides for certain payments and benefits to Ms. Bibliowicz in the event of termination of her employment under certain circumstances and in the event a change in control occurs with respect to the Company. See “—Potential Payments upon Termination or Change in Control” below for a description of such payments and benefits.

Robert R. Carter

Effective January 1, 2003, NFP and NFPISI entered into an employment agreement with Mr. Carter to serve as President of NFPISI. The agreement terminated on its stated termination date, May 1, 2006, since NFP and NFPISI provided notice to Mr. Carter, on October 13, 2005, of their intention not to extend the agreement beyond its stated termination date. Mr. Carter’s employment with NFP and NFPISI is not currently governed by an employment agreement.

Mr. Carter’s former agreement provided Mr. Carter with annual base compensation of $400,000. Mr. Carter was also eligible to receive an annual bonus determined by the Compensation Committee, based on his performance and certain objective standards. Under the terms of the former agreement, Mr. Carter was also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. Pursuant to the former agreement, in the event Mr. Carter’s employment was terminated by him for good reason or by NFP or NFPISI, other than a termination by NFP or NFPISI for cause, death or disability, NFPISI was obligated to pay Mr. Carter his base salary for the remainder of the employment term and to fully vest all of his stock option awards. In addition, in the event that Mr. Carter’s employment was terminated under these circumstances after a change in control occurred with respect to NFP, in addition to the payments and benefits described in the preceding sentence, Mr. Carter would have been entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Carter was subject to certain non-solicitation covenants. Mr. Carter was also subject to certain non-competition covenants for one year following termination of employment.

Other Named Executive Officers

The Company does not, and did not at any time in 2006, have employment agreements in place with any other Named Executive Officer.

Salary and Bonus in Proportion to Total Compensation

Based on the sum of the grant date fair value of equity awards granted to the Named Executive Officers in 2006, the base salary of the Named Executive Officers in 2006 and the cash portion of the 2006 performance-based bonus, base salary accounted for approximately 18%, cash bonus accounted for approximately 21% and equity compensation accounted for approximately 61% of the total compensation paid to the Named Executive Officers on an aggregate basis in 2006. Since the value of the equity awards included in the Summary Compensation Table above is based on the FAS 123R value rather than the fair value on the date of grant, these percentages cannot be derived using the amounts reflected in such table.

Grants of Plan-Based Awards

The table that follows this discussion shows all plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2006.

Plan-Based Awards

The stock awards reflected in the Grants of Plan-Based Awards Table below include (i) the CAP portion of the 2005 performance-based bonus that was awarded in RSUs on February 17, 2006, (ii) long-term equity incentive compensation awarded in the form of RSUs on November 16, 2006 and (iii) dividend equivalents earned on RSUs awarded prior to 2006 that were paid in the form of RSUs in 2006 at the election of the Compensation Committee. In addition, 50,000 RSUs were awarded to Ms. Bibliowicz on March 30, 2006 pursuant to the CEO Employment Agreement. As discussed in the Compensation Discussion & Analysis, the dollar value of the each RSU award is determined by the Compensation Committee. The actual number of RSUs awarded to each Named Executive Officer is determined using the Grant Price Formula which is described in the Compensation Discussion & Analysis. All RSUs granted to the Named Executive Officers convey to the holder the right to receive dividend equivalents in the form of additional RSUs or cash, at the option of the Compensation Committee. Except in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in the CEO Employment Agreement, all RSUs awarded under the CAP vest in two equal annual installments and all RSUs awarded as long-term equity incentive compensation vest in three equal annual installments. All RSUs awarded as dividend equivalents vest on the same schedule as the underlying RSU grant.

Grants of Plan-Based Awards Table

Name	Grant Date		Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
				Threshold ($)	Target ($)	Maximum ($)
(a)	(b1)		(b2)	(c)	(d)	(e)	(i)	(l)

Jessica M. Bibliowicz	02/16/2006		—	—	—	—	59	3,387
	02/17/2006		02/14/2006	—	—	—	4,138	235,204
	03/30/2006	(4)	—	—	—	—	50,000	2,845,000
	11/16/2006		—	—	—	—	350	16,450
	11/16/2006		—	—	—	—	30,923	1,453,381
	12/16/2006		12/15/2006	—	—	—	302	12,829
	N/A		—	0	—	2,108,860	—	N/A

Mark C. Biderman	02/16/2006		—	—	—	—	39	2,239
	02/17/2006		02/14/2006	—	—	—	3,048	173,248
	11/16/2006		—	—	—	—	178	8,366
	11/16/2006		—	—	—	—	15,700	737,900
	12/16/2006		12/15/2006	—	—	—	140	5,947
	N/A		—	0	—	1,318,040	—	N/A

Douglas W. Hammond	02/16/2006		—	—	—	—	21	1,206
	02/17/2006		02/14/2006	—	—	—	2,017	114,646
	11/16/2006		—	—	—	—	104	4,888
	11/16/2006		—	—	—	—	10,704	503,088
	12/16/2006		12/15/2006	—	—	—	70	2,974
	N/A		—	0	—	896,270	—	N/A

Jeffrey A. Montgomery	02/16/2006		—	—	—	—	24	1,378
	02/17/2006		02/14/2006	—	—	—	2,017	114,646
	11/16/2006		—	—	—	—	104	4,888
	11/16/2006		—	—	—	—	10,704	503,088
	12/16/2006		12/15/2006	—	—	—	58	2,464
	N/A		—	0	—	896,270	—	N/A

Robert R. Carter	02/16/2006		—	—	—	—	42	2,411
	02/17/2006		02/14/2006	—	—	—	2,671	151,820
	11/16/2006		—	—	—	—	27	1,269
	11/16/2006		—	—	—	—	4,757	223,579
	12/16/2006		12/15/2006	—	—	—	20	850
	N/A		—	0	—	790,820	—	N/A

(1)	See “Key Elements of the Company’s Executive Compensation Program—Timing of Equity Grants” in the Compensation Discussion & Analysis for a discussion of the Company’s practices regarding the grant date and approval date with respect to equity awards.
(2)	The amounts shown in column (c) reflect the minimum payment level and the amounts shown in column (e) reflect the maximum payment level under the Company’s MIP. The Compensation Committee did not set a target payment level under the MIP for the 2006 fiscal year. See “Key Elements of the Company’s Executive Compensation Program—Performance-based Bonus” in the Compensation Discussion & Analysis for a discussion regarding the Company’s MIP.
(3)	The grant date fair value of these awards is based on the closing price of the Common Stock on the date of grant.
(4)	These RSUs were granted pursuant to the CEO Employment Agreement, as modified by the Amendment and Waiver. See “—Summary Compensation—Employment Agreements” above for a discussion regarding the CEO Employment Agreement and the Amendment and Waiver.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of the 2006 fiscal year.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Name	Exercisable		Unexercisable
(a)	(b)		(c)	(e)	(f)	(g)		(h)

Jessica M. Bibliowicz	500,000	(2)	—	10.00	04/12/2009	—		—
	60,000	(3)	40,000	23.00	09/17/2013	—		—
	—		—	—	—	12,145	(4)	534,016
	—		—	—	—	50,000	(5)	2,198,500
	—		—	—	—	2,615	(6)	114,982
	—		—	—	—	18,759	(7)	824,833
	—		—	—	—	145	(4)	6,376
	—		—	—	—	30	(6)	1,319
	—		—	—	—	4,138	(8)	181,948
	—		—	—	—	50,000	(9)	2,198,500
	—		—	—	—	233	(7)	10,245
	—		—	—	—	30,923	(10)	1,359,684
	—		—	—	—	151	(11)	6,639

Mark C. Biderman	97,825	(12)	—	11.00	11/08/2009	—		—
	40,000	(13)	10,000	18.50	02/29/2012	—		—
	24,000	(3)	16,000	23.00	09/17/2013	—		—
	—		—	—	—	5,605	(4)	246,452
	—		—	—	—	1,731	(6)	76,112
	—		—	—	—	9,524	(7)	418,770
	—		—	—	—	67	(4)	2,946
	—		—	—	—	20	(6)	879
	—		—	—	—	3,048	(8)	134,021
	—		—	—	—	118	(7)	5,188
	—		—	—	—	15,700	(10)	690,329
	—		—	—	—	70	(11)	3,078

Douglas W. Hammond	7,065	(14)	—	13.50	11/15/2009	—		—
	7,500	(15)	—	15.00	07/20/2010	—		—
	12,500	(16)	—	17.50	09/01/2011	—		—
	4,000	(17)	1,000	18.50	12/31/2011	—		—
	8,000	(18)	2,000	20.00	11/30/2012	—		—
	6,000	(3)	4,000	23.00	09/17/2013	—		—
	—		—	—	—	2,803	(4)	123,248
	—		—	—	—	958	(6)	42,123
	—		—	—	—	5,555	(7)	244,253
	—		—	—	—	33	(4)	1,451
	—		—	—	—	11	(6)	484
	—		—	—	—	2,017	(8)	88,687
	—		—	—	—	69	(7)	3,034
	—		—	—	—	10,704	(10)	470,655
	—		—	—	—	35	(11)	1,539

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Name	Exercisable		Unexercisable
(a)	(b)		(c)	(e)	(f)	(g)		(h)

Jeffrey A. Montgomery	25,000	(19)	—	17.50	05/21/2011	—		—
	16,000	(18)	4,000	20.00	11/30/2012	—		—
	3,000	(3)	2,000	23.00	09/17/2013	—		—
	—		—	—	—	2,336	(4)	102,714
	—		—	—	—	1,068	(6)	46,960
	—		—	—	—	5,555	(7)	244,253
	—		—	—	—	28	(4)	1,231
	—		—	—	—	12	(6)	528
	—		—	—	—	2,017	(8)	88,687
	—		—	—	—	69	(7)	3,034
	—		—	—	—	10,704	(10)	470,655
	—		—	—	—	29	(11)	1,275

Robert R. Carter	87,500	(20)	—	10.00	01/12/2009	—		—
	3,000	(3)	2,000	23.00	09/17/2013	—		—
	—		—	—	—	794	(4)	34,912
	—		—	—	—	1,879	(6)	82,620
	—		—	—	—	1,443	(7)	63,449
	—		—	—	—	9	(4)	396
	—		—	—	—	21	(6)	923
	—		—	—	—	2,671	(8)	117,444
	—		—	—	—	18	(7)	791
	—		—	—	—	4,757	(10)	209,165
	—		—	—	—	10	(11)	440

(1)	Value is based on the closing price of the Common Stock on December 29, 2006 ($43.97), the last trading day in 2006.
(2)	These options vested in five equal annual installments commencing April 12, 2000.
(3)	These options vest in five equal annual installments commencing September 18, 2004.
(4)	These RSUs vest on December 16, 2007.
(5)	These RSUs vest on February 15, 2015.
(6)	These RSUs vested on February 16, 2007.
(7)	These RSUs vest in two equal installments on November 16, 2007 and November 16, 2008.
(8)	One-half of these RSUs vested on February 17, 2007 and the remainder vests on February 17, 2008.
(9)	These RSUs vest on February 15, 2016.
(10)	These RSUs vest in three equal annual installments commencing November 16, 2007.
(11)	These RSUs vest on December 17, 2007.
(12)	These options vested in five equal annual installments commencing November 8, 2000.
(13)	These options vest in five equal annual installments commencing March 1, 2003.
(14)	These options vested in five equal annual installments commencing November 15, 2000.
(15)	These options vested in five equal annual installments commencing July 20, 2001.
(16)	These options vested in five equal annual installments commencing September 1, 2002.
(17)	These options vest in five equal annual installments commencing January 1, 2003.
(18)	These options vest in five equal annual installments commencing December 1, 2003.
(19)	These options vested in five equal annual installments commencing May 21, 2002.
(20)	These options vested in five equal annual installments commencing January 1, 2000.

Option Exercises and Stock Vested

The following table shows all stock awards vested and value realized upon vesting by the Named Executive Officers during the fiscal year ended December 31, 2006. None of the Company’s Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2006.

2006 Option Exercises and Stock Vested Table

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(d)	(e)
Jessica M. Bibliowicz	24,582	1,130,495
Mark C. Biderman	12,314	572,422
Douglas W. Hammond	6,650	310,290
Jeffrey A. Montgomery	6,285	296,178
Robert R. Carter	3,443	176,893

Potential Payments upon Termination or Change in Control

The CEO Employment Agreement provides for certain payments and benefits to Ms. Bibliowicz in the event of termination of her employment under certain circumstances and in the event a change in control (as defined below) occurs with respect to the Company. The table following the discussion below reflects the amount of compensation to be paid, and/or benefits to be provided, to Ms. Bibliowicz in the event of termination of her employment or a change in control with respect to the Company as of December 31, 2006. See “—Summary Compensation—Employment Agreements” above for a description of the non-competition, non-solicitation and confidentiality provisions contained in the CEO Employment Agreement.

In addition, under the Company’s standard equity award agreements applicable to all employees (excluding Ms. Bibliowicz) and directors, in the event that an employee’s employment or a director’s service is terminated by NFP without cause or by such employee or director for good reason within 18 months after or, under certain additional circumstances, within six months prior to a change in control with respect to the Company, such employee or director shall be entitled to immediate vesting of all equity awards, with stock options remaining exercisable for one year after the termination date. In addition, under these standard agreements, upon death or disability, employees and directors are entitled to immediate vesting of all equity awards, with stock options remaining exercisable for one year after death or disability.

Termination by CEO for Good Reason or Termination without Cause by NFP

In the event Ms. Bibliowicz’s employment is terminated by NFP without cause, or in the event Ms. Bibliowicz terminates her employment for good reason, she will be entitled to receive (i) her base salary through the date of termination and payment for 24 months immediately following termination of employment (the “Continuation Period”) of her base salary, (ii) a pro-rata bonus for the year of termination (payable at the same time as bonuses are paid to NFP’s other executive officers), based on the greater of (x) the target annual bonus award opportunity for such year and (y) the annual bonus for the prior year, (iii) an annual bonus amount to be paid monthly during the Continuation Period based on the greater of the amounts specified in (x) and (y) in the preceding clause and (iv) immediate vesting of all equity awards other than the Type 2 Annual Awards, with stock options remaining exercisable for 90 days after the termination date. Ms. Bibliowicz would also be entitled to continued participation in NFP’s benefit plans and programs until the earlier of the end of the Continuation Period and the date Ms. Bibliowicz receives equivalent coverage and benefits under the plans and programs of a subsequent employer. In the event that Ms. Bibliowicz’s employment is terminated by NFP without cause or by

Ms. Bibliowicz for good reason within 24 months after or, under certain additional circumstances, within six months prior to a change in control with respect to the Company, Ms. Bibliowicz will be entitled to the amounts described above in this paragraph, except that: (i) any cash payments due will be paid in a lump sum, (ii) the Continuation Period will be 36 months and (iii) the Type 2 Annual Awards will become vested. As a condition to receiving the compensation and benefits described in this paragraph, Ms. Bibliowicz and NFP must execute and deliver to each other mutual releases.

Change in Control

In the event a change in control occurs with respect to the Company, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Type 2 Annual Awards. Generally, pursuant to the CEO Employment Agreement, a change of control would include any of the following events:

(i)	any person (other than NFP or any employee benefit plan sponsored by NFP) becomes the beneficial owner of 30% or more of NFP’s outstanding Common Stock;

(ii)	the dissolution of sale of all or substantially all of the assets of NFP;

(iii)	a merger or consolidation of NFP with any other entity that results in (x) NFP’s directors immediately before the combination comprising less than a majority of the board of the combined entity or (y) the outstanding voting securities of NFP immediately prior to the combination representing less than 50% of the combined voting power after such combination; or

(iv)	a majority of NFP’s directors is replaced under certain circumstances.

Termination For Cause by NFP or Voluntary Termination by CEO

In the event the Company terminates Ms. Bibliowicz’s employment for cause or Ms. Bibliowicz terminates her employment voluntarily without good reason, Ms. Bibliowicz will be entitled to receive (i) her base salary through the date of termination and (ii) the continued right to exercise vested stock options granted prior to December 2004 for 30 days after the termination date.

Death or Disability

In the event Ms. Bibliowicz’s employment is terminated due to her death or disability, she will be entitled to receive (i) her base salary through the date of termination, (ii) her annual bonus for the year in which death or disability occurs, prorated through the date of termination and payable at the same time as bonuses are paid to NFP’s other executive officers and (iii) immediate vesting of all equity awards other than the Type 2 Annual Awards, with stock options remaining exercisable for one year after the termination date. Ms. Bibliowicz would also receive the same company-provided life insurance coverage, accidental death & dismemberment coverage, short-term disability coverage, and long-term disability coverage as all other NFP employees employed at the Company’s New York headquarters. In addition, Ms. Bibliowicz would receive coverage under the Company’s Senior Executive Life Insurance Program, which provides additional term life insurance coverage to Ms. Bibliowicz and certain other senior executives of the Company.

Non-Renewal of Employment Agreement by NFP

In the event Ms. Bibliowicz’s employment agreement terminates because the Company gives notice of non-renewal of the agreement’s term, Ms. Bibliowicz will be entitled to receive (i) her base salary through the date of termination, (ii) her annual bonus for the year in which the termination occurs, prorated through the date of termination and (iii) immediate vesting of all equity awards other than the Type 2 Annual Awards, with stock options remaining exercisable for 90 days after the termination date.

Tax Gross-Up

Under the CEO Employment Agreement, the Company will increase Ms. Bibliowicz’s total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of any payment or benefit to be provided to her under her agreement or any other NFP plan or program, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to Ms. Bibliowicz will be reduced to the amount that can be provided without triggering excise taxes.

2006 Potential Payments to CEO upon Termination or Change in Control Table

Benefit	Before Change in Control - Termination w/o Cause or for Good Reason ($)	After Change in Control - Termination w/o Cause or for Good Reason ($)	Voluntary Termination by CEO or Termination for Cause ($)	Death ($)		Disability ($)		Change in Control ($)	Non-Renewal of Employment Agreement by NFP ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Compensation
Salary	1,400,000	2,100,000	—	—		—		—	—
Bonus(1)	2,640,000	3,520,000	—	880,000		880,000		—	—
Stock Option Awards(2)	838,800	838,800	—	838,800		838,800		838,800	838,800
Stock Awards(3)	3,040,042	7,437,042	—	3,040,042		3,040,042		3,040,042	3,040,042

Benefits(4)
Medical Insurance	36,083	54,125	—	—		—		—	—
Dental Insurance	2,978	4,467	—	—		—		—	—
Group Term Life Insurance	702	1,053	—	325,000	(5)	—		—	—
Accidental Death & Dismemberment	156	234	—	325,000	(6)	—		—	—
Senior Executive Life Insurance Program	7,660	11,490	—	3,000,000	(7)	—		—	—
Short Term Disability	1,531	2,297	—	—		32,500	(8)	—	—
Long Term Disability	552	828	—	—		2,530,000	(9)	—	—

Additional Items
Excise Tax Gross-up	—	4,695,659	—	—		—		—	—

Total	7,968,504	18,665,995	—	8,408,842		7,321,342		3,878,842	3,878,842

(1)	Includes annual incentive bonus earned in 2006 that would be paid following termination. Columns (b) and (c) also include payment of the annual incentive bonus during the applicable Continuation Period.
(2)	The value of the acceleration of Ms. Bibliowicz’s unvested stock option awards is based upon the total number of unvested stock option awards outstanding at December 31, 2006 (40,000 stock options) multiplied by the difference between the closing price of the Common Stock on December 29, 2006 ($43.97) and the option exercise price ($23.00).
(3)	The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for columns (b), (f), (g), (h) and (i) is based upon the total number of unvested RSUs outstanding at December 31, 2006 (69,139 RSUs) multiplied by the closing price of the Common Stock on December 29, 2006 ($43.97). The value of the acceleration of Ms. Bibliowicz’s unvested stock awards for column (c) is based upon the total number of unvested RSUs outstanding at December 31, 2006 (169,139 RSUs) multiplied by the closing price of the Common Stock on December 29, 2006 ($43.97). The value listed in column (c) takes into account the additional vesting of the Type 2 Annual Awards (an additional 100,000 RSUs).
(4)	Except for the amounts in columns (f) and (g), the value of each benefit listed is determined by the product of (x) the Company’s monthly premium cost for each benefit in 2006 and (y) the applicable Continuation Period.
(5)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Group Term Life Insurance policy. Under this policy, the death benefit is equal to 100% of the applicable employee’s base salary up to a maximum of $325,000.
(6)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Accidental Death & Dismemberment policy. Under this policy, the death benefit is equal to 100% of the applicable employee’s base salary up to a maximum of $325,000. The amount listed in column (f) assumes that Ms. Bibliowicz suffered an accidental death.

(7)	The death benefit for Ms. Bibliowicz under the Senior Executive Life Insurance Program is $3,000,000.
(8)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Short Term Disability policy. Under this policy, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $2,500 per week) for up to 13 weeks. The amount listed in column (g) assumes Ms. Bibliowicz was disabled for the entire 13 week period.
(9)	All full-time employees at the Company’s New York headquarters are eligible for coverage under the Company’s Long Term Disability policy. Under this policy, after the first 90 days of disability, coverage is 60% of the applicable employee’s gross monthly income (up to a maximum of $10,000 per month) until the employee is no longer deemed disabled or age 65, whichever is earlier. The amount listed in column (g) assumes that Ms. Bibliowicz suffers a disability until age 65.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Stephanie W. Abramson (Chairman)

John A. Elliott

Shari Loessberg

Equity Compensation Plan Information

The following table sets forth a description of the Company’s equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Other Rights(1)	Weighted-Average Exercise Price of Outstanding Options and Other Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders(3)	4,774,858	$13.38	2,752,672
Total:	4,774,858	$13.38	2,752,672

(1)	The amounts listed in column (a) include securities to be issued upon the vesting of RSUs.
(2)	The amounts listed in column (b) do not take into account outstanding RSUs.
(3)	The material terms of the Company’s equity compensation plans are set forth in Note 12 to the Company’s consolidated financial statements contained in the Company’s 2006 Form 10-K.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is or has been an officer or an employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy under which the Nominating and Corporate Governance Committee will evaluate and consider for approval and/or ratification transactions, arrangements and relationships that may occur or exist between the Company, on the one hand, and directors, certain of the Company’s officers and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction, arrangement or relationship, or any material amendment to such transaction, in which the Company, including any of its subsidiaries, was, is or will be a participant and the amount involved exceeds $60,000, and in which any related person had, has or will have a direct or indirect interest, will be deemed to be a “Related Person Transaction.” The policy contains a limited number of exclusions, including, without limitation, (i) executive compensation and benefit arrangements approved by the Board of Directors or the Compensation Committee, (ii) director compensation arrangements approved by the Board of Directors or the Compensation Committee and (iii) any transaction available to all salaried employees of the Company generally.

Prior to entering into any Related Person Transaction, (i) the related person, (ii) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person, or (iii) the business unit or department head responsible for the potential Related Person Transaction will provide notice to the Company’s Legal Department of the facts and circumstances of the proposed Related Person Transaction. The Company’s General Counsel will assess whether the proposed transaction is a Related Person Transaction and whether the related person has a material interest in such transaction for purposes of this policy. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $120,000 and the related person has a material interest in such transaction, the proposed Related Person Transaction will be submitted to the Nominating and Corporate Governance Committee or the Board of Directors for consideration at the next meeting or, if it is not practicable or desirable to wait until the next meeting, to the Chairman of the Nominating and Corporate Governance Committee. If the General Counsel determines that the proposed transaction is a Related Person Transaction involving an amount in excess of $60,000 but less than $120,000 and the related person has a material interest in such transaction, the CEO and CFO, in consultation with the General Counsel, will determine whether to approve such transaction.

In the event the CEO, CFO or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, if the transaction is pending or ongoing, it shall be considered as described above, and ratified, amended or terminated, as appropriate. If the transaction is completed, the applicable reviewing person or persons will evaluate the transaction to determine if rescission or other action is appropriate.

As of January 15, 2007, Apollo Investment Fund IV, L.P. (“AIF IV”) and Apollo Overseas Partners IV, L.P. (“Overseas IV,” and together with AIF IV, “Apollo”) beneficially held 3,674,995 and 200,042 shares of Common Stock, respectively, which at the time, collectively, represented 9.9% of the Company’s outstanding Common Stock. Apollo Advisors IV, L.P. serves as the general partner of AIF IV and the managing general partner of Overseas IV. Apollo Management IV, L.P. serves as the manager of AIF IV and Overseas IV. As of March 31, 2007, Apollo does not beneficially hold 5% or more of the Company’s outstanding Common Stock. Mr. Becker, a director who will not stand for reelection at the Annual Meeting, is a partner of Apollo. On January 15, 2007, the Company entered into an agreement with Apollo to repurchase 2,300,000 shares of Common Stock from Apollo in a privately negotiated transaction for $106.6 million. Apollo sold these shares to the Company at the same price per share as the initial price per share to the public in the Company’s secondary offering that was conducted at the same time. After completion of the sales contemplated by the privately negotiated repurchase and the secondary offering, Apollo received the same proceeds per share, net of underwriting discounts, for the shares it sold pursuant to the repurchase and in the secondary offering, on an aggregate basis, as the other selling stockholders received for the shares they sold in the secondary offering. The repurchase of shares from Apollo was approved by the Board of Directors prior to the execution of the agreement with Apollo. Mr. Becker expressly disclaims beneficial ownership of the shares of Common Stock held by Apollo, and had no interest, financial or otherwise, in the transaction, other than as a result of his position as a partner at Apollo.

PROPOSAL I. ELECTION OF DIRECTORS

The current term of office of the Company’s directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee and the Board of Directors have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, in accordance with the Amended and Restated By-Laws of the Company. Each nominee, other than Mr. Callahan, is currently a director of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named in the enclosed proxy will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, unless the Board of Directors reduces the number of directors.

Name	Age as of January 1, 2007	Year First Elected to Serve as Director
Jessica M. Bibliowicz	47	1999
Stephanie W. Abramson	62	2003
Arthur S. Ainsberg	59	2003
R. Bruce Callahan(1)	67	1999
John A. Elliott	61	2005
Shari Loessberg	46	2003
Kenneth C. Mlekush	68	2005

(1)  Mr. Callahan previously served as a director of the Company from the Company’s inception to August 2003.

See “Information about the Company’s Directors, Nominees and Executive Officers” above for more detailed biographical information relating to the nominees for election to the Board of Directors.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board of Directors, and your proxy will be so voted unless you specify otherwise. Under the Amended and Restated By-Laws of NFP, the affirmative vote of a majority of the votes cast with respect to this Proposal I is required for the election of directors. A vote that is withheld with respect to the election of one or more nominees will be treated as “present” for quorum purposes but will have the same effect as a vote against election of such nominee or nominees.

PROPOSAL II. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accounting firm for the previous fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. Although ratification by stockholders is not required by the Company’s organizational documents or under applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal II and your proxy will be so voted unless you specify otherwise. Under the Amended and Restated By-Laws of NFP, the affirmative vote of a majority of the votes cast with respect to this Proposal II is required to approve the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. An abstention from voting on this matter will be treated as “present” for quorum purposes and will be counted as a negative vote as to this Proposal II.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fees described below were paid to PricewaterhouseCoopers LLP (“PwC”) for the fiscal years ended December 31, 2006 and 2005.

Audit and Audit-Related Fees were $2.5 million and $2.3 million in the aggregate for the fiscal years ended December 31, 2006 and 2005, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, for the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting in 2006 and 2005, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q in the fiscal years ended December 31, 2006 and 2005, and for other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the SEC for the fiscal years ended December 31, 2006 and 2005 were $2.4 million and $2.2 million, respectively.

Audit-Related Fees

In addition to Audit Fees, PwC billed the Company $0.1 million for each of the fiscal years ended December 31, 2006 and 2005 for Audit-Related Fees for assurance and related services. These services related to employee benefits plan audits, attest services that are not required by statute or regulation, audit consultations and internal control matters.

Tax Fees

The Company did not utilize the services of PwC for tax compliance for the fiscal year ended December 31, 2006. For the fiscal year ended December 31, 2005, PwC billed the Company approximately $3,900, in the aggregate, for services rendered to the Company for tax compliance.

All Other Fees

The aggregate fees billed by PwC for services rendered to the Company, other than services described above under Audit Fees, Audit-Related Fees and Tax Fees, for each of the fiscal years ended December 31, 2006 and 2005 were $38,473 and $1,625, respectively. For 2006, these services related to the licensing of certain computer software to the Company’s Internal Audit Department. For 2005, these services related to subscriptions for access to electronic financial reporting and assistance tools.

Audit Committee Approval of Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Before the independent registered public accounting firm is engaged by NFP to render audit or non-audit services, the engagement is approved by the Audit Committee.

All work performed by PwC as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved in advance by the Audit Committee. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

OTHER MATTERS

At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any stockholder intending to present a proposal at the 2008 Annual Meeting must arrange to have the proposal delivered to the Company not later than December 13, 2007, in order to have the proposal considered for inclusion in the Company’s proxy material for that meeting. Proposals should be sent to the Corporate Secretary at National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019 and any stockholder submitting a proposal must follow the procedures required by Exchange Act Rule 14a-8. In addition, for a matter to be properly brought before the 2008 Annual Meeting by a stockholder (as opposed to a matter included in the Company’s proxy material), notice of a matter that is not included in the Company’s proxy material must be received by the Company no earlier than January 17, 2008 and no later than February 16, 2008, and the stockholder must follow the procedures required by the Company’s Amended and Restated By-Laws. Matters submitted outside these dates are untimely and may not be presented in any manner at the 2008 Annual Meeting. Proposals should be sent to the Corporate Secretary at National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019.

ACCESS TO PROXY MATERIALS

If your shares are registered in your own name with the Company’s transfer agent (“holder of record”), you may elect to receive the Company’s Annual Report on Form 10-K or Proxy Statement electronically by contacting Mellon (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@melloninvestor.com or (iii) by logging on to Mellon’s Investor ServiceDirect at www.melloninvestor.com/isd. Stockholders owning shares through a bank, broker or other nominee (“street name” holders) should contact such nominee for information regarding electronic delivery of materials. An election to receive materials through the Internet will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the Internet may request prompt delivery of a hard copy of the Company’s Annual Report on Form 10-K or Proxy Statement by contacting the Company at (212) 301-4000 or by writing to the Investor Relations Department of the Company at 787 Seventh Avenue, 11th Floor, New York, NY 10019.

SHARED ADDRESS STOCKHOLDERS

Eligible “street name” stockholders who share a single address may receive only one Proxy Statement at that address unless any stockholder at that address provides instructions to his or her nominee to the contrary. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if a stockholder residing at such address wishes to receive a separate proxy statement in the future, he or she may contact his or her nominee to request a separate proxy statement. Eligible “street name” stockholders who receive multiple copies of this Proxy Statement can request householding by contacting his or her nominee. At this time, householding is not available for stockholders who are “holders of record.”

The Company hereby undertakes to deliver promptly, upon written request, a copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to such stockholder’s nominee.

REPORTS

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s 2006 Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of the Company’s 2006 Form 10-K should be directed to the Investor Relations Department of the Company at the address above. This Proxy Statement, the Company’s 2006 Annual Report to Stockholders and the 2006 Form 10-K are also available on the Company’s Web site at http://www.nfp.com/ir, and a copy of the 2006 Annual Report to Stockholders is included in this mailing. The 2006 Annual Report to Stockholders, the 2006 Form 10-K and information on the Company’s Web site other than the Proxy Statement are not part of the Company’s proxy soliciting materials.

By Order of the Board of Directors,

DOUGLAS W. HAMMOND

Executive Vice President,

General Counsel and Corporate Secretary

April 11, 2007

Appendix A

NATIONAL FINANCIAL PARTNERS CORP.

GUIDELINES FOR SELECTION OF DIRECTORS

Upon recommendation of the Nominating and Corporate Governance Committee (the “Committee”), the Board of Directors (the “Board”) of National Financial Partners Corp. (“NFP” or the “Company”) has adopted the following guidelines establishing procedures to be followed in identifying and evaluating candidates for nomination to the Board, including evaluation of the independence of such candidates under standards set by the New York Stock Exchange (the “NYSE”) and under applicable law. The guidelines are intended to reflect the Company’s commitment to the highest standards of corporate governance, and to comply with NYSE and other legal requirements. The Committee will periodically review these guidelines and propose modifications as appropriate.

I.	Board Composition

The members of the Board should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. A majority of the Board shall consist of directors whom the Board has determined meet the criteria for independence as established by the Board in accordance with NYSE listing standards and any other applicable laws, rules and regulations regarding independence in effect from time to time and the Board’s business judgment (an “Independent Director”).

II.	Identifying Potential Candidates

The Committee shall conduct searches for and identify qualified nominees to serve on the Board pursuant to the criteria set forth herein, in the Corporate Governance Guidelines and in the charter of the Committee. The Committee, in identifying potential candidates, may also rely on any strategies or techniques that it deems appropriate and helpful and that are not inconsistent with the criteria set forth in the Corporate Governance Guidelines or in the Committee’s charter.

The Committee may accept suggestions from management of the Company, members of the Board, and employees as to potential candidates for nomination.

The Committee may retain a search firm to be used to identify candidates. The Committee will have sole responsibility for the retention and termination of such firm, including sole authority to approve the search firm’s fees and retention terms after consultation with management of the Company.

The Committee will also consider shareholders’ recommendations for nominees for membership on the Board, provided a shareholder making such a recommendation (a) is a shareholder of record on the date of the giving of the notice referenced below and on the record date for the determination of shareholders entitled to notice of and to vote at the applicable stockholders meeting, (b) meets the minimum eligibility requirements specified in Rule 14a-8 of the Securities Exchange Act of 1934, as amended and (c) provides timely notice of such recommendation in proper written form to the Secretary of the Company in accordance with the procedures set forth in the Company’s Amended and Restated By-Laws. The Committee shall evaluate candidates proposed by eligible shareholders in the same manner as other candidates suggested or recommended to the Committee.

III.	Selection of Directors

Nominations and Appointments. The Committee shall be responsible for identifying and recommending to the Board qualified candidates for Board membership, based primarily on the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•

The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

The Committee may also rely on any other factors that it deems appropriate and that are not inconsistent with the criteria set forth in the Corporate Governance Guidelines or any factors set forth in the charter of the Committee. Members of the Committee shall discuss and evaluate possible candidates in detail prior to recommending them to the Board.

The Committee shall also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the recommendations of the Committee, shall be responsible for selecting the nominees for election to the Board by the shareholders and for appointing directors to the Board to fill vacancies, with primary emphasis on the criteria set forth above, and shall also make the determination as to whether a nominee or appointee would be an Independent Director.

Invitations. The Chairman of the Committee and the Chairman of the Board shall extend an invitation to the potential director nominee to join the Board.

IV.	Director Independence

The term independent is defined in accordance with the NYSE independence requirements, the Sarbanes-Oxley Act and the Board’s business judgment. A director is deemed to be independent if he or she does not have a direct or indirect material relationship with NFP or any of its consolidated subsidiaries (collectively, the “NFP Consolidated Group”) or with any senior management member of the NFP Consolidated Group. In determining the materiality of a relationship and the director’s independence, the Board and the Committee shall be guided by the following independence standards:

A director shall be deemed to have a material relationship with the NFP Consolidated Group and thus shall not be deemed independent if:

•	The director is or has been employed by the NFP Consolidated Group within the last three years;

•	An immediate family member (defined below) of the director is or has been employed by the NFP Consolidated Group as an executive officer within the last three years;

•

The director is a current partner or a current employee of the NFP Consolidated Group’s internal or external auditor, or was within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the NFP Consolidated Group’s audit within that time;

•

The director is a current partner or a current employee of the NFP Consolidated Group’s internal or external auditor, or was within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the NFP Consolidated Group’s audit within that time;

•

An immediate family member of the director is a current partner of the NFP Consolidated Group’s internal or external auditor; or is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or was within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the NFP Consolidated Group’s audit within that time;

•

An executive officer of the NFP Consolidated Group serves, or within the last three years served, on the compensation committee of a company which at the same time as such service employs, or employed, the director or an immediate family member of the director, as an executive officer;

•

The director has received during any twelve-month period within the last three years, more than $100,000 in direct compensation from the NFP Consolidated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO or other executive officer;

•

An immediate family member of the director has received during any twelve-month period within the last three years, more than $100,000 in direct compensation from the NFP Consolidated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received for service as an employee (other than an executive officer) of the NFP Consolidated Group;

•

The director is a current employee of a company that has made payments to, or received payments from, the NFP Consolidated Group, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; provided that, the three year look-back applies solely to the financial relationship between the NFP Consolidated Group and the director’s current employer and the Committee and the Board need not consider former employment of the director; or

•

An immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, the NFP Consolidated Group for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; provided that, the three year look-back applies solely to the financial relationship between the NFP Consolidated Group and the immediate family member’s current employer and the Committee and the Board need not consider former employment of the immediate family member.

The following relationships shall be deemed immaterial and shall not disqualify the director from being independent:

•	A director who serves as an Interim Chairman, Interim CEO or other executive officer of NFP shall not be disqualified from being considered independent following that employment;

•

A material relationship that is based on having an immediate family member of the director serving as an officer of the NFP Consolidated Group shall be deemed immaterial upon a legal separation, divorce, death or incapacitation of that immediate family member; or

•	A director’s affiliation (through employment or otherwise) with an entity that owns less than 15% of NFP’s common stock.

For the purposes of these independence standards guidelines, the terms:

•

“Affiliate” means any corporation or other entity that controls, is controlled by or is under common control with NFP, as evidenced by the power to elect a majority of the Board or comparable governing body of such entity.

•

“Immediate Family Member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters in-law, brothers and sisters in-law, and anyone (other than domestic employees) who shares such person’s home.

For any relationships not covered above, the determination of whether these relationships are material or not and whether the director would be independent or not, shall be made by the directors who satisfy the independence standards set forth in this section.

In making determinations of the materiality of relationships and the director’s independence, the Board and the Committee shall examine all factors that may appear to affect independence, including commercial, industrial, banking, legal, accounting, charitable and familial relationships.

NFP and its affiliates shall not make any personal loans or extensions of credit to directors or executive officers. All directors shall only receive directors’ fees as their compensation for Board and/or Board committee service. The payment of consulting, advisory or other compensatory fees to an independent director from NFP or one of its affiliates during such director’s tenure is prohibited and shall negate the director’s independence.

Each director has an affirmative obligation to inform the Board of any material changes in his or her circumstances or relationships that may impact his or her designation by the Board as “independent.”

V.	Additional Qualifications for Audit Committee Members

In addition to the foregoing provisions, members of the Audit Committee must satisfy additional requirements to be considered independent as provided for by the Securities and Exchange Commission (the “SEC”) rules. Under the SEC rules, in order to be considered independent, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•

Accept directly or indirectly any consulting, advisory, or other compensatory fee from NFP or any of its subsidiaries; provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with NFP (provided that such compensation is not contingent in any way on continued service); or

•	Be an affiliated person of NFP or any of its subsidiaries.

For the purposes of the foregoing, the following terms have the meanings set forth below:

• 1.	“Affiliate” of, or a person “affiliated” with, a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

2. (A)	A person will be deemed not to be in control of a specified person for purposes of this definition if the person:

(i)	Is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the specified person; and

(ii)	Is not an executive officer of the specified person.

(B)	Paragraph 2(A) of this definition only creates a safe harbor position that a person does not control a specified person. The existence of the safe harbor does not create a presumption in any way that a person exceeding the ownership requirement in paragraph 2(A)(i) of this section controls or is otherwise an affiliate of a specified person.

(C)	The following will be deemed to be affiliates:

(i)	An executive officer of an affiliate;

(ii)	A director who also is an employee of an affiliate;

(iii)	A general partner of an affiliate; and

(iv)	A managing member of an affiliate.

•

“Control” (including “controlling”, “controlled by” and under “common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

•

“Executive Officer” when used with reference to NFP, means its president, any vice president of NFP in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for NFP. Executive officers of NFP’s subsidiaries may be deemed executive officers of NFP if they perform such policy making functions for NFP.

•

“Indirect” acceptance by a member of the Audit Committee of any consulting, advisory or other compensatory fee includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to NFP or any of its subsidiaries.

In addition, the NYSE requires that each member of the Company’s Audit Committee be “financially literate,” or become so within a reasonable period after being appointed to the Audit Committee. The Committee and the Board shall interpret the financial literacy qualification in its business judgment. Further, the Committee and the Board may presume that any member who has been deemed an “audit committee financial expert” is financially literate.

The NYSE also requires that at least one member of the Audit Committee have “accounting or related financial management expertise.” The Committee and the Board shall determine whether the accounting or related financial management expertise qualification is met using its business judgment.

The SEC also requires the Company to determine whether an “audit committee financial expert” serves on the Company’s Audit Committee. To qualify, a director must possess each of five attributes and must have attained the attributes through one or more of four means.

An “audit committee financial expert” means a director who has the following attributes:

•	An understanding of GAAP and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•

Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such practice;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.

A director shall have acquired such attributes through one or more of the following means:

•

Through education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or through experience in one or more positions that involve performance of similar functions;

•	Through experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	Through experience actively overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	Through other relevant experience.

VI.	Additional Qualifications for Compensation Committee Members

Each member of the Company’s Compensation Committee is required to be an “outside director” under Section 162(m) of the Internal Revenue Code. Pursuant to the regulations under Section 162(m), “outside directors” are generally considered to be directors who (i) are not current or former officers or employees of the Company or its affiliates and (ii) do not receive any direct or indirect remuneration from the Company or its affiliates (other than as a director) in exchange for goods or services provided to the Company or its affiliates. A director will be viewed as having received remuneration for services other than as a director, and thus will not constitute an “outside director,” if:

•	payment for non-director services is made by the Company or its affiliates to an entity in which the director has a beneficial ownership interest of greater than 50%;

•

payments for non-director services during the Company’s preceding taxable year were made by the Company or its affiliates to an entity by which the director is employed (including self-employed) and such payments (i) exceeded 5% of the entity’s gross income for its taxable year ending with or within the Company’s taxable year, or (ii) exceeded $60,000 and were paid for personal services (including legal) to an entity that employs the director; or

•

payment for non-director services is made by the Company or its affiliates to an entity in which the director has a beneficial ownership interest of at least 5% but not more than 50% and such payments exceeds $60,000.

VII. Alignment of Interests

The Board believes that it is important for each independent director to have a financial stake in the Company, in addition to any equity compensation received in connection with such director’s service on the Board, to help align the director’s interests with those of the Company’s shareholders.

PROXY CARD

NATIONAL FINANCIAL PARTNERS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2007

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Jessica M. Bibliowicz and Douglas W. Hammond, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of the Common Stock of the undersigned, in accordance with the instructions printed on the reverse, at the Annual Meeting of Stockholders of National Financial Partners Corp. to be held on May 16, 2007, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and, in their discretion, with respect to such other matters as may be brought before the Annual Meeting or any adjournments or postponements thereof.

Please mark this proxy as indicated on the reverse side to vote on the two proposals. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be marked.

To be marked, dated and signed on the reverse side.

Address Change/Comments (Please make your changes below and mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE  Ù

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

						FOR	AGAINST	ABSTAIN
Item I	The Board of Directors recommends a vote FOR each of the nominees for director named below.			Item II	The Board of Directors recommends a vote FOR the ratification of the appointment of	☐	☐	☐
To elect seven directors to serve until the 2008 Annual Meeting of Stockholders and until their successors are elected.

PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.

Nominees are:
01 Stephanie Abramson
02 Arthur Ainsberg
03 Jessica Bibliowicz
04 R. Bruce Callahan
	05 John Elliott	FOR ALL ☐	WITHHOLD FOR ALL ☐
06 Shari Loessberg
	07 Kenneth Mlekush				Please mark this box if you plan to attend the Annual Meeting			☐

☐	WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEE(S) (List names in the space provided below)
____________________________________

Signature and Title (if applicable): _______________________	Signature and Title (if applicable): _________________________	Date: ________________________
Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Votes will be accepted via the Internet and telephone through May 15, 2007, 11:59 PM Eastern Time.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nfp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-

by-step instructions will prompt you through enrollment.

You can view the 2006 Annual Report to Stockholders and

the Proxy Statement on the Internet at www.nfp.com/ir.